UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Vantage Drilling Company

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Vantage Drilling Company

NOTICE OF EXTRAORDINARY GENERAL MEETING IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

TO BE HELD ON                     , 2010

Notice is hereby given that the Extraordinary General Meeting in Lieu of Annual General Meeting (the “Meeting”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), will be held at                                                  , on                     , 2010, at 10:00 a.m., Singapore time, for the following proposals:

(1)	To approve an ordinary resolution to issue ordinary shares upon conversion of a promissory note issued to F3 Capital;

(2)	To elect nine nominees to serve on the Company’s Board of Directors (the “Board of Directors”) to hold office until the expiration of their term or until their successors are duly elected and qualified;

(3)	To approve an ordinary resolution to increase the Company’s ordinary share capital;

(4)	To approve an ordinary resolution to amend and restate the Company’s 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”) to, among other things, increase the number of ordinary shares authorized for issuance under the 2007 Plan;

(5)	To approve an ordinary resolution to ratify the appointment of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

(6)	To transact such other business as may properly come before the Meeting.

The Board of Directors has set September 13, 2010 as the record date for the Meeting. Only registered holders of the Company’s ordinary shares at the close of business on that date are entitled to receive notice of the Meeting and to attend and vote at the Meeting.

Any shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of the Company’s ordinary shares. This proxy statement and a copy of our Annual Report are available on the home page of our web site at www.vantagedrilling.com.

THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF A MAJORITY OF THE ORDINARY SHARES OUTSTANDING ON THE RECORD DATE SHALL CONSTITUTE A QUORUM. IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY FOLLOWING THE VOTING INSTRUCTIONS IN THE PROXY STATEMENT.

By order of the Board of Directors,

Christopher G. DeClaire

Company Secretary

                    , 2010

i

Vantage Drilling Company

PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

                    , 2010

GENERAL INFORMATION

The Board of Directors (the “Board of Directors”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the Extraordinary General Meeting in Lieu of Annual General Meeting to be held on                     , 2010, at                                                  , at 10:00 a.m., Singapore Time (the “Meeting”), and at any postponement or adjournment of the Meeting. This proxy statement provides information regarding the matters to be voted on at the Meeting, as well as other information that may be useful to you. This proxy statement and related materials are first being sent to our shareholders on or about                     , 2010. Our registered office is located in the Cayman Islands at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our U.S. executive offices are located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, and our telephone number at this address is (281) 404-4700. Our website address is www.vantagedrilling.com. Information contained on, or accessible through, our website is not a part of this proxy statement. References in this proxy statement to “we,” “our,” and “us” are to Vantage Drilling Company.

Who Can Vote; Votes Per Share. Our ordinary shares, par value $0.001 per share, are our only outstanding class of voting securities. Registered holders of our ordinary shares at the close of business on September 13, 2010, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting. As of the close of business on the record date, there were 289,082,303 ordinary shares issued and outstanding and held of record by 14 registered holders. Each ordinary share is entitled to one vote on each proposal contained herein.

How to Vote; Submitting Your Proxy. If a proxy card is properly executed, the shares it represents will be voted at the Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy card with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR” each of the proposals at the Meeting.

Accessing Proxy Materials over the Internet. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com. Additionally, and in accordance with SEC rules, we maintain the proxy materials on our website in a manner that will not infringe on your anonymity if you access them.

Shares Registered in the Name of a Nominee. If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. A broker “non-vote” occurs when a broker or other nominee lacks discretionary power to vote and for which the broker or other nominee has not received specific voting instructions from the beneficial holder. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the approval of an increase to our authorized ordinary share capital and the ratification of the appointment of independent auditors, but not the election of directors, approval of the issuance of ordinary shares upon conversion of the promissory note issued to F3 Capital, a Cayman Islands exempted company and our largest shareholder (“F3 Capital”), or the amendment and restatement of our 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”). As such, brokers will have the authority to exercise discretion to vote shares with respect to Proposals 3 and 5 because these proposals involve matters that are considered routine, but will not have the authority to exercise discretion to vote shares with respect to Proposals 1, 2 and 4 because they involve non-routine matters. Beginning this year, your vote is especially important with respect to the election of directors. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of directors promptly. If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the Meeting.

Revoking Your Proxy. If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the Meeting by sending a signed revocation thereof to Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Company Secretary, which we must receive by 11:59 p.m., Central Time, on                     , 2010, by delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. If you have voted via the Internet, you may change your vote by voting again via the Internet. Attendance at the Meeting alone will not revoke any proxy. However, please note that if you hold your shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you want to cast your vote in person at the Meeting.

Proxy Solicitation. We will bear all costs and expenses of soliciting proxies from shareholders in connection with the matters to be voted on at the Meeting. We will request brokers, custodians, nominees, fiduciaries and other record holders to forward copies of our proxy and soliciting materials to beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a fee of approximately $15,000, plus out-of-pocket expenses. No additional compensation will be paid to our directors, officers, or other employees for their services in soliciting proxies for the Meeting.

Quorum, Voting Requirements and Broker Non-Votes. In order to establish a quorum at the Meeting, pursuant to our Amended and Restated Memorandum and Articles of Association (the “M & A”), there must be present, either in person or by proxy, the holders of a majority of the ordinary shares entitled to vote at the Meeting. For purposes of determining a quorum, broker “non-votes” are counted as present and entitled to vote. The nine nominees for election as directors who are included in Proposal 2 and who receive the most “FOR” votes cast by the shareholders, will be elected as our directors. Each of Proposal 1 and Proposals 3 through 6 require shareholder approval by way of an ordinary resolution being an affirmative vote of a majority of the shares present in person or by proxy at the Meeting at which a quorum is present.

Voting Procedures and Tabulation. We have appointed a representative of Morrow & Co., LLC as the inspector of elections to act at the Meeting and to make a written report thereof. Prior to the Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the Meeting and the validity of proxies, ballots, and the poll voting procedure to be conducted at the Meeting, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of the poll voting procedure, proxies and ballots will be final and binding.

PROPOSAL TO APPROVE ORDINARY RESOLUTION TO ISSUE ORDINARY SHARES ISSUED UPON EXERCISE OF PROMISSORY NOTE TO F3 CAPITAL

(Proposal 1)

In September 2007, Mandarin Drilling Corporation, a Marshall Islands corporation (“Mandarin”), entered into a shipbuilding contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) for the construction of the Platinum Explorer, an ultra deepwater drillship. In March 2008, we entered into a purchase agreement to acquire the construction contract for the Platinum Explorer from Mandarin. At the time, Mandarin was wholly-owned by F3 Capital. In November 2008, we agreed with F3 Capital to restructure our ownership interest in the Platinum Explorer through the purchase of a 45.0% ownership interest in Mandarin from F3 Capital. In connection with the restructuring of our ownership interest in Mandarin, we entered into a shareholders agreement with F3 Capital. The shareholders agreement included customary provisions and we and F3 Capital agreed to seek to obtain financing for the final construction payments to DSME for the Platinum Explorer.

After numerous attempts to jointly obtain financing for the final construction payments for the Platinum Explorer, we were advised that it would be more feasible to obtain financing with a more simplified ownership structure. In the first quarter of 2010, we commenced negotiations with F3 Capital to acquire the remaining 55% ownership interest in Mandarin (the “Acquisition”). During the course of these negotiations, the terms of the transaction, including the consideration, changed several times. Representatives of F3 Capital expressed a preference for having a large portion of the consideration be in the form of our ordinary shares. However, due to NYSE Amex limitations on the amount of ordinary shares we could issue without obtaining shareholder approval and a deadline for completing the Acquisition by July 30, 2010, it was determined to be in our best interests and those of our shareholders to issue a promissory note as part of the consideration that would be convertible into ordinary shares if approved by our shareholders.

On July 30, 2010, we completed the Acquisition pursuant to the Share Sale and Purchase Agreement dated July 6, 2010 between us and F3 Capital (the “SSPA”) for total consideration of approximately $139.7 million, consisting of (i) approximately $79.7 million in cash, including $64.2 million paid directly to DSME for installment payments on the Platinum Explorer and (ii) a promissory note in the principal amount of $60,000,000 issued to F3 Capital (the “F3 Capital Note”). The F3 Capital Note accrues interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note (including principal, accrued and unpaid interest and any other amounts owing thereunder) will become convertible into ordinary shares upon approval of this proposal by our shareholders. If shareholders approve this proposal, the principal amount of the F3 Capital Note, as well as all accrued and unpaid interest and any other amounts owing thereunder, will be convertible into our ordinary shares at a conversion price of $1.10 per share (i) at the option of F3 Capital or (ii) at our option on the earlier of (a) our ordinary shares trading on the NYSE Amex at a price of $3.20 or more for a period of 10 consecutive trading days or (b) at maturity of the F3 Capital Note.

If the F3 Capital Note becomes convertible, any principal amount of the F3 Capital Note that F3 Capital elects to convert will be reduced by amounts owed by F3 Capital to us. The F3 Capital Note also contains customary anti-dilution covenants that would adjust the conversion price of the F3 Capital Note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we may offer in the future so long as the F3 Capital Note is outstanding. If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the F3 Capital Note will rise to 10% per annum. If we fail to comply with certain timing provisions under the F3 Capital Note and the Registration Rights Agreement related to the filing of this proxy statement, the conduct of the Meeting and the registration of any shares that may be issued upon conversion as well as certain other shares previously issued to F3 Capital (each an “Approval Default”), then (i) the interest rate on any amounts outstanding under the F3 Capital Note will increase to 12% per annum and (ii) as liquidated damages, we will be obligated to increase the principal of the F3 Capital

Note by $5.0 million and, so long as the Approval Default continues, periodically increase the principal of the F3 Capital Note by additional amounts thereafter until the date the conduct required by the Approval Default is performed.

NYSE Amex Requirements

Assuming no Approval Default occurs, we may issue up to 54,545,454 ordinary shares, upon conversion of the principal of the F3 Capital Note, plus such additional shares as are necessary for the conversion of accrued and unpaid interest and any other amounts owing under the F3 Capital Note at the time of conversion, at a price of $1.10 per share. If an Approval Default occurs, the resultant increase in the principal of the F3 Capital Note will require us to issue a greater number of ordinary shares. Accrued interest on, and other amounts owing under, the F3 Capital Note will also be converted into ordinary shares upon conversion of the principal of the F3 Capital Note. Accordingly, Proposal 1 includes approval of the issuance of ordinary shares upon conversion of the F3 Capital Note, including principal, as adjusted, and accrued and unpaid interest and any other amounts owing thereunder. In accordance with the rules of the NYSE Amex, shareholder approval is required in order to issue and list on the NYSE Amex the ordinary shares issuable upon conversion of the F3 Capital Note.

Interests of Certain Persons

If this proposal is approved by shareholders and assuming no Approval Default has occurred, F3 Capital would have the right to immediately convert the F3 Capital Note and acquire 54,545,454 ordinary shares, based on a conversion price of $1.10 per share, plus such additional shares as are necessary for the conversion of accrued and unpaid interest and any other amounts owing under the F3 Capital Note at the time of conversion. Assuming shareholders approve this proposal and assuming no Approval Default has occurred, upon the exercise of this conversion right, F3 Capital would beneficially own approximately 43.7% of our ordinary shares on a fully-diluted basis. Hsin-Chi Su, one of our directors, owns 100% of the outstanding equity of F3 Capital.

Consequences if Proposal 1 is Not Approved

If this Proposal 1 is not approved by shareholders, the F3 Capital Note will remain outstanding until maturity, unless we are able to prepay the outstanding amounts, and will not be convertible into ordinary shares.

Vote Required and Recommendation

This proposal requires approval by the affirmative vote of a ordinary resolution being an affirmative vote of a simple majority of the shares present in person or by proxy at the Meeting at which a quorum is present. Broker non-votes and abstentions will effectively constitute votes against this proposal. As of the record date for the Meeting, F3 Capital held 93,791,795 ordinary shares, which we expect will be voted in favor of this proposal.

The Board of Directors recommends a vote

“FOR” Proposal 1.

Hsin-Chi Su, one of our directors owns 100% of the outstanding equity of F3 Capital and will directly benefit from the approval of this proposal. Accordingly, Mr. Su, in his capacity as one of our directors, has a conflict of interest in joining the recommendation of the Board of Directors that shareholders vote “FOR” this proposal.

PROPOSAL TO ELECT DIRECTORS

(Proposal 2)

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the nine nominees identified and discussed in the paragraphs below for election at the Meeting. Each nominee has been previously elected to the Board of Directors. Each nominee, if elected, will hold office until the next annual general meeting or until his office is vacated in accordance with the procedure in our M&A. Each of the nominees has agreed to serve if elected. If any one of them becomes unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that event, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board of Directors does not presently contemplate that any of the nominees will become unavailable for election.

The following table sets forth the names of the nominees proposed by the Board of Directors for election, their ages as of                         , 2010 and certain other information with regard to each nominee.

Name	Age	Position
Paul A. Bragg	54	Chairman of the Board of Directors and Chief Executive Officer
Koichiro Esaka (1)	60	Director
Jorge E. Estrada (2), (4)	62	Director
Robert F. Grantham (4)	52	Director
Marcelo D. Guiscardo (3)	58	Director
Ong Tian Khiam	67	Director
John C.G. O’Leary (5)	54	Director
Hsin-Chi Su (3)	51	Director
Steinar Thomassen (2), (6)	64	Lead Independent Director

(1)	Mr. Esaka was appointed to the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee effective January 21, 2010. He resigned from the Nominating and Corporate Governance Committee effective September 1, 2010.
(2)	Member of our Audit Committee as of December 31, 2009.
(3)	Member of our Compensation Committee as of December 31, 2009.
(4)	Member of our Nominating and Corporate Governance Committee as of December 31, 2009.
(5)	Mr. O’Leary resigned from the Audit Committee and the Nominating and Corporate Governance Committee in October 2009.
(6)	Mr. Thomassen was appointed to the Nominating and Corporate Governance Committee effective September 1, 2010.

Paul A. Bragg, 54, has served as our Chairman of the Board of Directors and Chief Executive Officer and of our predecessor Vantage Energy Services, Inc. (“Vantage Energy”), since September 2006. Qualifications and Experience. Mr. Bragg has over 32 years of direct industry experience. Prior to joining us, Mr. Bragg was affiliated with Pride International, Inc. (“Pride”), one of the world’s largest international drilling and oilfield services companies. From 1999 through 2005, Mr. Bragg served as the Chief Executive Officer of Pride. From 1997 through 1999, Mr. Bragg served as Pride’s Chief Operating Officer, and from 1993 through 1997, Mr. Bragg served as the Vice President and Chief Financial Officer of Pride. As a result of his three decades in the offshore drilling industry, Mr. Bragg is experienced in the operational and marketing strategies that are key to our development and success. Additionally, Mr. Bragg has significant experience as the chief executive of a public company, with extensive knowledge of public and private financing, and board matters. Education: Mr. Bragg graduated from the University of Texas at Austin in 1977 with a B.B.A. in Accounting.

Directorships for the past five years: Pride International, Inc. (1999-2005).

Koichiro Esaka, 60, has served as one of our directors since 2009. Qualifications and Experience. Mr. Esaka has more than 38 years industry experience with Itochu Corporation, a Japanese conglomerate. Most recently, Mr. Esaka served as director of Business Development of Itochu International Inc., whose operations include various oil and gas trading businesses based in New York. From January 2004 through December 2006, he also served as a Vice President of International Business Development for Safeguards Technology LLC. Following Mr. Esaka’s retirement from Itochu Corporation in December 2009, he has worked as CEO of K2 Consultancy Pte Ltd. Mr. Esaka’s experience in business development and management is a key attribute for us, and his background in overseas markets has provided him with valuable insights into our internationally-focused business model. Education. Mr. Esaka holds a BSc in economics from Doshisha University in Japan.

Directorships for the past five years: None, other than our Board of Directors.

Jorge E. Estrada, 62, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Estrada has over 37 years of direct industry experience. From July 1993 to January 2002, Mr. Estrada was employed as a consultant to Pride. From January 2002 to May 2005 he was employed by Pride in a business development capacity. Mr. Estrada is also the President and Chief Executive Officer of JEMPSA Media and Entertainment. Mr. Estrada has a strong technical background and extensive experience in the offshore drilling industry. Mr. Estrada’s extensive experience in the offshore drilling industry and wealth of technical knowledge provides him with unique insight into potential issues that could emerge with respect to our operational development. Additionally, Mr. Estrada has a business development background that is extremely valuable to us as we grow our business. Education. Mr. Estrada received a B.S. in Geophysics from Washington and Lee University, and was a PhD candidate at the Massachusetts Institute of Technology.

Directorships for the past five years: Pride International, Inc. (1993-2005).

Robert F. Grantham, 52, has served as one of our directors since 2008. Qualifications and Experience. Mr. Grantham has over 25 years of industry experience. From 1982 to 2006 he held senior management positions with various maritime shipping companies, including serving as Chartering Broker for London based Andrew Low Son & Co. from 1982 to 1984, General Manager of Shipping Agency and Consulting Company Hong Kong & Eastern (Japan) Ltd. (HESCO) from 1984 to 1990, Senior Manager of Singapore based Seaconsortium Ltd. from 1991 through 1994, and as a director of its successor, the Ben Line Agency Group, from 1994 through 2006. In 2006, Mr. Grantham founded his own European based marine consulting company. Mr. Grantham’s numerous directorships and international oil and gas shipping experience have provided him with a strong background in international maritime issues that play a key role in our business. Further, Mr. Grantham’s extensive work on corporate governance matters through his directorships provides an experienced voice on the Board of Directors.

Directorships for the past five years: Bluewave Services, Ltd. (2006-present) a shipping consultancy specializing in commercial operations of LNG vessels, The Medical Warehouse LTD (1999-present) and TMT UK Ltd. (2006-present).

Marcelo D. Guiscardo, 58, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Guiscardo has 33 years of industry experience. He served as President of Pioneer Natural Resources, Inc.’s Argentine subsidiary from January 2005 until May 2006. From March 2000 until January 2005, he was Vice President, E&P Services for Pride. From September 1999 until joining Pride, he was President of GDM Business Development, a private company providing consulting services to the energy industry. From November 1993 until September 1999, Mr. Guiscardo held two executive officer positions with and was a director of YPF Sociedad Anonima (now part of Respol YPF S.A.), an international integrated energy company. Mr. Guiscardo was YPF’s Vice President of Business Development in 1998 and 1999. Prior to that, he was YPF’s Vice President of Exploration and Production. From 1979 to 1993 he filled various positions for Exxon Company USA and Exxon International (now ExxonMobil) that culminated in having E&P responsibilities over the Middle East (Abu Dhabi, Egypt, Saudi Arabia and Yemen), France, Thailand and Cote d’Ivoire. Mr. Guiscardo has in-depth knowledge of the oil and gas industry as well as experience in strategic development that is key to our growth. Through his various management roles, he has developed extensive knowledge of compensation structures and financial matters. Education. Mr. Guiscardo graduated in May 1979 with a B.S. in Civil Engineering from Rutgers College of Engineering.

Directorships for the past five years: None, other than our Board of Directors.

Ong Tian Khiam, 67, has served as one of our directors since 2009. Qualifications and Experience. From October 2009 through the closing of the Acquisition in July 2010, Mr. Ong served as Chief Executive Officer of Mandarin. Additionally, since July 2007, Mr. Ong has served as Managing Director of OM Offshore Pte Ltd., a division of Otto Marine Pte Ltd., which invests in offshore drilling ventures. From November 1997 through July 2007, he served as Managing Director of PPL Shipyard Pte Ltd and Baker Marine Pte Ltd, a wholly-owned subsidiary of PPL, specializing in the construction of offshore drilling rigs and design of jackup drilling rigs. Through his experience, Mr. Ong has gained a variety of management and technical skills focusing on the design and production of offshore drilling equipment. Mr. Ong’s knowledge and skills with respect to the design and construction of offshore drilling vessels makes a valuable contribution to the Board of Directors as we continue to oversee the construction of vessels to be added to our fleet. Education. Mr. Ong graduated from the University of Singapore in 1969 with a Bachelor in Mechanical Engineering.

Directorships for the past five years: None, other than our Board of Directors.

John C.G. O’Leary, 54, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. O’Leary has over 31 years of industry experience. Mr. O’Leary is the CEO of Strand Energy, an independent consultancy firm with its head office in Dubai, UAE, providing advisory and brokerage services to clients in the upstream energy industry. Prior to forming Strand Energy, and from 2004 to 2006, Mr. O’Leary was a partner of Pareto Offshore ASA, a consultancy firm based in Oslo, Norway, providing consulting and brokerage services to customers in the upstream energy industry. Prior to commencing with Pareto Offshore in November 2004, Mr. O’Leary was President of Pride. He joined Pride in 1997 as Vice President of Worldwide Marketing. In addition to his experience in the oil and gas industry, which provides a view on the Board of Directors that encompasses the broader industry, Mr. O’Leary is experienced in finance and accounting matters and has extensive experience with financial statements. Education. Mr. O’Leary received an Honors B.E. in civil engineering from University College, Cork, Ireland in 1977. He holds two post-graduate degrees, one in Finance from Trinity College, Dublin and one in Petroleum Engineering from the French Petroleum Institute in Paris.

Directorships for the past five years: Technip (2008-present), Huisman-Itrec (2006-present), and Maritime Industrial Services Co. Ltd. (2006-present).

Hsin-Chi Su, 51, has served as one of our directors since 2008. Qualifications and Experience. Since 2002, Mr. Su has served as Chief Executive Officer of TMT Co., Ltd. Under the direction of Mr. Su, TMT Co., Ltd., has expanded its fleet to include drybulk carriers, very large crude carriers, liquefied natural gas carriers, automobile carriers, and cement carriers. In addition to increasing the service capabilities of TMT Co., Ltd., Mr. Su has transformed TMT Co., Ltd., into a global leader in the international shipping industry. Mr. Su’s has chief executive level experience through his work with TMT and a strong background in construction and oil and gas vessels. Education. Mr. Su graduated with a BSc in Economics from Keio University in Japan.

Directorships for the past five years: Star Bulk Carriers Corporation (December 2007-October 2008).

Steinar Thomassen, 64, has served as one of our directors since 2008. Qualifications and Experience. Mr. Thomassen has over 31 years of direct industry experience. Mr. Thomassen served as Manager of LNG Shipping for StatoilHydro ASA (formerly Statoil ASA) from August 2001 until his retirement in December 2007 and was responsible for the acquisition and construction supervision of three large LNG tankers. Previously, Mr. Thomassen served as Vice President of Industrial Shipping for Navion ASA from October 1997 to July 2001 and for Statoil ASA from September 1992 to September 1997 and was responsible for the chartering and operation of a fleet of LPG, chemical and product tankers. Previously, Mr. Thomassen served as Chief Financial Officer for Statoil North America Inc., from December 1989 to August 1992 and functioned as the head of administration, personnel, accounting and finance. From January 1986 until November 1989 he was employed by Statoil AS and served as Controller for the Statfjord E&P producing division, with a production of 800 thousand bbls per day. From May 1976 until December 1986, Mr. Thomassen was employed by Mobil Exploration Norway Inc., where he held various international positions, including Project Controller for the Statfjord Development, and served as Project Controller and Treasurer of the Yanbu Development Project in Saudi Arabia from January 1982 until December 1986. Mr. Thomassen’s experience in various positions with oil and gas companies provides international construction, marketing and general operational experience. Further, through his demonstrated skills as a chief financial officer, Mr. Thomassen provides the Board of Directors and the Audit Committee with valuable insight on finance matters, financial statements and audit matters. Education. Mr. Thomassen graduated from the Oslo School of Marketing in 1968.

Directorships for the past five years: Joint Gas Ltd. (2002—2007) and Northern Transport LNG Ltd. (2002—2007).

Arrangement for Nomination of Directors

In connection with our acquisition in June 2008 of Offshore Group Investment Limited, a Cayman Islands exempted company (“OGIL”), F3 Capital received the right to nominate three members to the Board of Directors. In addition, in connection with a private placement that we completed with F3 Capital in January 2009, F3 Capital received the right to nominate one additional member to the Board of Directors. In 2008, Messrs. Grantham and Su were nominated to our Board of Directors by F3 Capital, and in 2009, Messrs. Ong and Esaka were suggested for nomination to our Board of Directors by F3 Capital. Each of Messrs. Grantham, Su, Ong and Esaka were subsequently reviewed and recommended for nomination by our full Board of Directors and were elected by the shareholders. In 2008, F3 Capital nominated Mr. Thomassen to our Board of Directors, and the Board of Directors chose to renominate him for election in 2009. Since then, Mr. Thomassen has been designated as the Lead Independent Director of the Board of Directors and is no longer considered one of F3 Capital’s nominees. Mr. Su owns and controls F3 Capital. See the table under “Other Information—Security Ownership of Directors, Executive Officers and Certain Beneficial Owners” for more on the beneficial ownership of F3 Capital and Mr. Su.

Vote Required

Directors are elected by a plurality, and the nine nominees who receive the most “FOR” votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 2.

Communicating with the Board

Shareholders who wish to communicate to the Board of Directors should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Vantage Drilling Company

Attn: Investor Relations

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

All shareholder communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Corporate Governance Committee for distribution or, if addressed to the Audit Committee or Compensation Committee, forwarded to the appropriate committee chairman. Such chairman will review the received communication with the Board of Directors, or the group addressed in the communication, for the purpose of determining an appropriate response. Any communication received may be shared with management.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Our Board of Directors is committed to strong corporate governance and board independence. Our Board of Directors recognizes that having a shared Chief Executive Officer and Chairmanship can present an issue for some companies or some boards. However, the 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership. The Nominating and Corporate Governance Committee and the Board of Directors have carefully considered the issue of board leadership and do not believe there is any material corporate governance benefit to separating these positions at this time. Our Chairman of the Board does not have any enhanced rights as a director, but has the same voting authority as any other director and the role of Chairman is one which is principally that of presiding at meetings of the Board of Directors and taking the initiative on establishing the proposed agenda for meetings of the Board of Directors, which is a role our senior management would play a significant part of regardless of which director serves as Chairman. Our board believes that the current structure is in the best interest the company and our shareholders. This will allow Paul A. Bragg, who currently serves as our Chairman and Chief Executive Officer, to focus on our strategy, business and operations.

The Board of Directors believes that there is no one best leadership structure model that is most effective in all circumstances. The Board of Directors retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and those of our shareholders. Thus, the Board of Directors remains flexible and committed to a strong corporate governance structure and Board independence. The Board of Directors is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board of Directors strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee.

The 2004 Blue Ribbon Commission also found that it is most important that an independent director serve as a focal point for the work of the independent directors. In 2009, as part of its commitment to strong corporate governance and independence, the Board of Directors established the position of Lead Independent Director. Mr. Thomassen currently serves as our Lead Independent Director. The Lead Independent Director is elected by our independent directors and ensures that (i) the Board of Directors operates independently of management and (ii) our directors and shareholders have an independent leadership contact. The Lead Director is also responsible for:

•	Presiding over meetings of the non-management and independent members of the Board of Directors;

•	Preparing the agenda of the Board of Directors in conjunction with the Chairman and Chief Executive Officer;

•	Serving as a point of contact between non-management and independent members of the Board of Directors and the Chairman and Chief Executive Officer to report or raise matters;

•	Calling executive sessions of the Board of Directors; and

•	Consulting with the Chairman of the Compensation Committee to provide performance feedback and compensation information to the Chairman and Chief Executive Officer.

Board Assessment

As part of the Board of Directors’ annual assessment process, the Board of Directors evaluates our board and committee structure to ensure that it remains appropriate for us. Although the Board of Directors recognizes that there may be circumstances in the future that would lead to the separation of the roles of Chief Executive Officer and Chairman of the Board, the Board of Directors believes that the development of a formal policy is unnecessary at this time and may serve to limit flexibility to determine our ideal leadership structure.

Board of Directors’ Role in Risk Oversight

The Board of Directors is actively involved in our risk oversight. Although the Board of Directors as a whole has retained oversight over our risk assessment and risk management efforts, much of its oversight efforts is conducted through its various committees. Each committee, generally through its chairman, then regularly reports back to the full Board of Directors on the conduct of the committee’s functions. The Board of Directors, as well as the individual committees, also regularly hear directly from our key officers and employees involved in risk assessment and risk management. Set forth below is a description of the role of the various committees, and the full Board of Directors, in risk oversight.

The Audit Committee assists the Board of Directors in risk oversight by reviewing and discussing with management, internal auditors and the independent auditors our significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including our procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board of Directors, financial reporting, tax, and accounting matters, as well as our internal controls over financial reporting. The Audit Committee also plays a key role in oversight of our compliance with legal and regulatory requirements.

The Compensation Committee oversees the compensation programs for our officers. As part of that process the Compensation Committee ensures that the performance goals and metrics being used in our compensation plans and arrangements align the interest of executives with those of our shareholders and maximize our and our executive’s performance, without creating incentives for executives to take excessive or inappropriate risks.

The Nominating and Corporate Governance Committee has oversight over our governance policies and structures, management and director succession planning, as well as risks and efforts to manage our risks in those areas. The full Board of Directors then regularly reviews the efforts of each of its committees and discusses the key strategic, financial, business, legal and other risks that we face, as well as our efforts to manage those risks.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Chief Executive Officer, as well as our Lead Independent Director.

Board Member Attendance at Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board of Directors at meetings of our shareholders, we encourage directors to attend and historically they have done so. For example, each of our then directors attended the Extraordinary General Meeting of our shareholders held in December 2009.

Director Independence

There are no family relationships among any of our directors or executive officers. The Board of Directors has determined that the following members are independent as such term is defined under NYSE Amex rules: Koichiro Esaka, Robert F. Grantham, Jorge E. Estrada, Marcelo Guiscardo and Steinar Thomassen. Mr. Thomassen has been designated as the Lead Independent Director. Hsin-Chi Su is not independent, but serves on the Compensation Committee of the Board of Directors pursuant to a NYSE Amex rule that allows a non-independent director to serve as a member of the Compensation Committee for two years. The Nominating and Corporate Governance Committee is considering nominees to replace Mr. Su on the Compensation Committee.

Meeting Attendance and Board Committees

Meetings of the Board of Directors. During the year ended December 31, 2009, the Board of Directors held eight meetings. All directors attended at least 75% of the total meetings of the Board of Directors and the committees on which they serve. We believe that attendance at meetings of the Board of Directors and its committees is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Standing Committees. The Board of Directors also has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a separate chairperson and charter, and the Audit Committee and Nominating and Corporate Governance Committees are comprised solely of independent directors. The Board of Directors may also create additional committees from time to time with responsibilities for strategic planning, financing, and such other responsibilities as the Board of Directors shall determine to be appropriate.

Audit Committee. The Audit Committee consists of Jorge E. Estrada, Koichiro Esaka and Steinar Thomassen. Mr. Thomassen serves as the Audit Committee Financial Expert and is the Chairman of the Audit Committee under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During 2009, John C. G. O’Leary served on the Audit Committee as its Chairman. In conjunction with our entering into a consulting agreement with Mr. O’Leary in May of 2009, Mr. O’Leary ceased to meet the independence requirements of the NYSE Amex and resigned from the Audit Committee in October 2009. The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is also charged with reviewing and approving all related party transactions. As of December 31, 2009, all of the members of the Audit Committee were independent as such term is defined under NYSE Amex rules. The Audit Committee met five times during the year ended December 31, 2009.

Compensation Committee. The Compensation Committee consists of Marcelo D. Guiscardo, Koichiro Esaka and Hsin-Chi Su. Marcelo D. Guiscardo serves as the chairman of the Compensation Committee. As of December 31, 2009 all of the members, other than Mr. Su, were independent as such term is defined under NYSE Amex rules. Mr. Su serves as a member of the Compensation Committee pursuant to a NYSE Amex rule that allows a non-independent director to serve as a member of the Compensation Committee for two years. The Board of Directors believed it was in our best interest and the best interest of our shareholders if Mr. Su continued to be a member of the Compensation Committee. The Nominating and Corporate Governance Committee is considering nominees to replace Mr. Su on the Compensation Committee. The primary purpose of the Compensation Committee is to, among other things, discharge the responsibilities of directors relating to the compensation of our executives and to produce the report that the rules and regulations of the SEC require to be included in, or incorporated by reference into, our annual report and proxy statement. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Other Information—Executive and Director Compensation—Report of the Compensation Committee of the Board of Directors on Executive Compensation.” The Compensation Committee met once during the year ended December 31, 2009.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Jorge E. Estrada, Robert F. Grantham and Steinar Thomassen. As of December 31, 2009, all of the members of the Nominating and Corporate Governance Committee were independent as such term is defined under NYSE Amex rules. During 2009, John C. G. O’Leary served on the Nominating and Corporate Governance Committee. In conjunction with our entering into a consulting agreement with Mr. O’Leary in May of 2009, Mr. O’Leary ceased to meet the independence requirements of the NYSE Amex and resigned from the Nominating and Corporate Governance Committee in October 2009. Koichiro Esaka was appointed to the

Nominating and Corporate Governance Committee effective January 21, 2010 to replace Mr. O’Leary and Mr. Esaka resigned effective September 1, 2010. The primary purpose of the Nominating and Corporate Governance Committee is to (i) identify individuals qualified to become members of the Board of Directors, (ii) recommend candidates to the Board of Directors to either fill vacancies on the Board of Directors or to stand for election to the Board of Directors at the next annual general meeting of our shareholders, (iii) select nominees for each committee of the Board of Directors, (iv) develop and recommend to the Board of Directors appropriate corporate governance policies for the Company, conduct a regular review of such policies and recommend to the Board of Directors any additions, amendments or changes thereto, and (v) perform such other functions as the Board of Directors may assign to the Nominating and Corporate Governance Committee from time to time. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2009.

Executive Committee. The Executive Committee consists of Paul A. Bragg, John C. G. O’Leary, and Hsin-Chi Su. The Executive Committee does not have a charter and has been established primarily to address long and short-term strategic and structural matters that may come before the Board of Directors from time to time. The Executive Committee met twice during the year ended December 31, 2009. The Board of Directors is currently evaluating this committee and is considering formation of a new committee that will meet informally with senior management regarding corporate development and strategic matters.

Director Nominations Process

Nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Our M&A do not currently contain specific provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors. We do not have a formal policy concerning shareholder recommendations for election of nominees to the Board of Directors. Other than the nominees of F3 Capital (pursuant to contractual arrangements between us and F3 Capital), we have not received any recommendations from shareholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Nominating and Corporate Governance Committee’s slate of nominees in our proxy statement, and we believe that no formal policy concerning shareholder recommendations is needed.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size of the Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	experience at a policy-making level;

•	strategic thinking;

•	depth of understanding of our business and industry;

•	experience with accounting rules and practices;

•	a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company;

•	a general understanding of sound principles of corporate governance; and

•	the desire to balance the considerable benefit of continuity on the Board of Directors with the periodic injection of the fresh perspectives provided by new members.

Although we have no formal policy with respect to diversity, the goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. Current members of the Nominating and Corporate Governance Committee and Board of Directors are also polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals. We have never engaged third parties and search firms to identify or evaluate or assist in identifying potential nominees.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems to be in the best interests of us and our shareholders. The Nominating and Corporate Governance Committee does, however, believe that, in accordance with the rules of the NYSE Amex, it is appropriate that a majority of the members of the Board of Directors meet the definition of “independent director” set forth in the rules of the NYSE Amex. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

As there is no formal policy in place at this time, there have not been any material changes to the procedures by which shareholders may recommend nominees to the Board of Directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (the “Code of Conduct”). Our Code of Conduct is available at www.vantagedrilling.com on the “Corp Governance” page under the link “Vantage Code of Conduct and Ethics.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, or controller that relates to any element of the “code of ethics” definition contained in Item 406(b) of Regulation S-K.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Conduct, are available on our website: www.vantagedrilling.com under “Corp Governance.” Copies of these documents are also available in print form at no charge by sending a request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

PROPOSAL TO APPROVE ORDINARY RESOLUTION TO INCREASE ORDINARY

SHARE CAPITAL

(Proposal 3)

General

Our Board of Directors has approved and adopted, and is submitting for shareholder approval, a proposal to increase our authorized ordinary share capital from 400,000,000 ordinary shares to 600,000,000 ordinary shares.

Reasons for Increase

Currently we are authorized to issue up to 400,000,000 ordinary shares. As of                     , 2010,                      ordinary shares were issued and outstanding,                      ordinary shares were reserved for issuance under the 2007 Plan,                      shares issuable upon exercise of outstanding warrants and other convertible securities, and 54,545,454 ordinary shares that could be issuable upon conversion of the F3 Capital Note (plus additional shares upon conversion of accrued and unpaid interest and any other amounts owing under the F3 Capital Note) if approved by shareholders pursuant to Proposal 1. Accordingly, only              ordinary shares remain unissued and unreserved. We desire to increase the number of ordinary shares available for issuance to ensure that enough ordinary shares will be available in the event that the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of equity securities, to acquire another company or its assets, to provide equity incentives to employees and officers, or for other corporate purposes. The Board of Directors believes that it is in our and our shareholders’ best interest to increase our authorized ordinary share capital to enable us to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional ordinary shares for any purpose not previously disclosed.

The possible future issuance of equity securities consisting of ordinary shares or securities convertible into ordinary shares could affect our current shareholders in a number of ways, including the following: (i) diluting the voting power of the current holders of ordinary shares; (ii) diluting the market price of the ordinary shares, to the extent that the new ordinary shares are issued and sold at prices below current trading prices of the existing ordinary shares, or if the issuance consists of equity securities convertible into ordinary shares, to the extent that the securities provide for the conversion into ordinary shares at prices that could be below current trading prices of the ordinary shares; (iii) diluting the earnings per share and book value per share of the outstanding ordinary shares; and (iv) making the payment of dividends on ordinary shares potentially more expensive.

Proposed Ordinary Resolution

Our Board of Directors has approved, and proposes and recommends to shareholders that they adopt, the following ordinary resolution to increase our authorized ordinary share capital:

“IT IS RESOLVED, THAT the authorised share capital of the Company be increased from (i) US$400,000 divided into 400,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each, by the creation of an additional 200,000,000 ordinary shares of US$0.001 par value each, to (i) US$600,000 divided into 600,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each.”

Required Vote

This proposal requires approval by the affirmative vote of an ordinary resolution being an affirmative vote of a simple majority of the shares present in person or by proxy at the Meeting at which a quorum is present. Broker non-votes will effectively constitute votes against this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL TO APPROVE ORDINARY RESOLUTION TO AMEND AND RESTATE THE 2007 LONG-TERM INCENTIVE COMPENSATION PLAN

(Proposal 4)

On June 12, 2008, our shareholders approved the 2007 Plan. Our 2007 Plan provides for the grant of incentive and non-qualified stock options, share appreciation rights, performance units, restricted stock awards and performance bonuses. As of                 , 2010, there were only              ordinary shares remaining to be awarded under the 2007 Plan.

The Board of Directors has approved the amendment and restatement of the 2007 Plan, which requires shareholder approval, to, among other things, increase the maximum number of ordinary shares that we may issue under the 2007 Plan from 7,500,000 shares to 25,000,000 shares, which will enable us to continue to grant awards to attract top-level talent, reward deserving individuals and remain competitive in the industry.

As a company with a limited operating history, we believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. The approval of the proposed amendment will allow us to continue to provide such incentives under the 2007 Plan.

2007 Plan Summary

The following summarizes the material terms of the 2007 Plan, as proposed to be amended and restated. This summary is qualified in its entirety by the specific terms of the 2007 Plan, as proposed to be amended and restated, a copy of which is filed herewith as Annex A.

Ordinary Shares Subject to the 2007 Plan

We have reserved a maximum of 25,000,000 ordinary shares for issuance under the 2007 Plan, and of the total number of such shares 15,000,000 shall be available for awards of incentive stock options. In addition, in no event will the number of shares available for issuance under the 2007 Plan exceed the number of our ordinary shares available for issuance at any time. On                 , 2010, the closing price of our ordinary shares on the NYSE Amex was $            . Each share issued under an award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award or other award is made may be available from authorized but unissued shares or from shares previously issued and outstanding but which we have reacquired and hold in our treasury. Any ordinary shares related to awards which terminate by expiration, forfeiture (including the forfeiture of restricted stock), cancellation or otherwise without the issuance of ordinary shares or are exchanged in the Compensation Committee’s discretion for awards not involving ordinary shares or withheld for the payment of the purchase price or withheld for taxes, shall be available again for grant under the 2007 Plan and shall not be counted against the shares authorized under the 2007 Plan.

The maximum number of ordinary shares that may be issuable under awards (including without limitation, share appreciation rights, options, or restricted stock, performance units or a performance bonus) granted to any one individual during any twelve month period shall not exceed 10,000,000 ordinary shares. In addition, the maximum amount of cash compensation that may be paid under awards granted to any one individual during any twelve month period may not exceed $10,000,000. These individual limitations are intended to permit certain awards under the 2007 Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In the event that the ordinary shares shall be changed into or exchanged for a different number or kind of ordinary shares or other securities of us or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, share split, spin-off, combination of shares or otherwise), or if the number of such ordinary shares shall be increased through the payment of a share dividend, or a dividend on the ordinary shares, or if rights or warrants to purchase our securities shall be issued to holders of all outstanding ordinary shares, then there shall be substituted for or added to each share available under and subject to the 2007 Plan, and each share theretofore appropriated under the 2007 Plan, the number and kind of ordinary shares or other securities into which each outstanding ordinary share shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis.

Eligibility

We may grant incentive and non-qualified stock options, share appreciation rights, performance units, restricted stock awards and performance bonuses to our officers and employees and to consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability and to employees and consultants of our subsidiaries and affiliates, provided that (i) incentive stock options may only be granted to our employees or employees of our subsidiaries and (ii) consultants are not eligible for a performance bonus. In addition, the 2007 Plan authorizes the grant of non-qualified stock options, performance units, share appreciation rights, and restricted stock awards to directors. Generally, all classes of employees are eligible to participate in the 2007 Plan, which includes, as of                  , 2010, approximately          individuals.

Administration

The Compensation Committee administers the 2007 Plan, provided that in certain circumstances the Board of Directors, or another committee appointed by the Board of Directors, may administer the 2007 Plan. In connection with the administration of the 2007 Plan, the Compensation Committee, with respect to awards to be made to any person who is not one of our directors:

•	determines which employees and other persons will be granted awards under the 2007 Plan;

•	grants the awards to those selected to participate;

•	determines the exercise price for options; and

•	prescribes any limitations restrictions and conditions upon any awards, including the vesting conditions of awards.

With respect to awards to be made to any director, the Board of Directors has the authority as to:

•	which of such persons should be granted stock options, restricted share awards, performance units or share appreciation rights;

•	the terms of proposed grants of awards to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any awards.

Any grant of awards to any director under the 2007 Plan must be approved by the Board of Directors. In addition the Compensation Committee interprets, makes all other determinations and takes all other action that may be necessary or advisable to implement and administer the 2007 Plan.

Types of Awards

The 2007 Plan permits the Compensation Committee to grant the following types of awards.

Stock Options

Stock options are contractual rights entitling the recipient to purchase a stated number of our ordinary shares at an exercise price per share determined at the date of the grant. The exercise price for each stock option granted will be determined by the Compensation Committee at the time of the grant, but will not be less than the fair market value of our shares on the date of the grant. The Compensation Committee will also determine the duration of each option, however, no option may be exercisable more than ten years after the date the option is granted. The Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted, such as specifying minimum periods of time after grant during which options may not be exercised. All options granted under the 2007 Plan are evidenced by a written agreement, and options vest at rates specified in such agreement.

No cash consideration is payable to us in exchange for the grant of options. The exercise price of stock options may be paid in cash, in whole shares, in a combination of cash and our ordinary shares, or in such other form of consideration as the Compensation Committee may determine, equal in value to the exercise price. In no event may a stock option be exercised after the expiration of its stated term. Stock options granted under the 2007 Plan may be either incentive stock options or non-qualified stock options within the meaning of Section 422 of the Code.

Share Appreciation Rights

A share appreciation right permits the recipient to receive an amount (in cash, ordinary shares, or a combination thereof) equal to the number of share appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our ordinary shares on the exercise date over the share appreciation rights’ exercise price. Share appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of share appreciation rights granted under the 2007 Plan will be determined by the Compensation Committee; provided, however, that such exercise price cannot be less than the fair market value of our ordinary shares on the date the share appreciation right is granted. A share appreciation right may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

Restricted Stock

Restricted ordinary shares may be granted under the 2007 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition, as the Compensation Committee may determine to be appropriate at the time of making the award. In addition, the Compensation Committee may direct that share certificates representing restricted shares include a legend as to the restrictions on sale, transfer for other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and be held by us until such restrictions lapse. The Compensation Committee, in its discretion, may provide in the award agreement for a modification or acceleration of restricted shares in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.

Performance Units

The 2007 Plan permits grants of performance units, which are rights to receive cash payments or ordinary shares. Such awards are subject to the fulfillment of conditions and performance measures that may be established by the Compensation Committee. One or more of the following performance measures may be used for awards intended to meet the performance-based compensation requirements of Code Section 162(m): the price of an ordinary share; our earnings per share; the safety performance of the Company or of any of our business units designated by the Compensation Committee; the Company’s regulatory compliance performance or of any of our business units designated by the Compensation Committee; the total shareholders’ return achieved by us; the return on assets or investments; debt to equity ratio; our market share; the market share of a business unit or financial reporting segment of the Company designated by the Compensation Committee; our sales; the sales of one of our business units or our assets or of any affiliate designated by the Compensation Committee; the net income (before or after taxes) of us or any of our business units or financial reporting segments designated by the Compensation Committee; our employee hiring or retention performance or any business unit designated by the Compensation Committee; the cash flow return on investment, cash value added, and/or working cash flow of us, any of our business units or financial reporting segments designated by the Compensation Committee; the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred shares, and/or amortization of us, any of our business units or financial reporting segments designated by the Compensation Committee; the economic or market value added; the return on shareholders’ equity achieved by us; the return on capital employed of us, any of our business units or financial reporting segments designated by the Compensation Committee; or levels of operating expense, maintenance expense or measures of customer satisfaction and service.

A performance measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events as specified by the Compensation Committee in the award, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon the future performance of us, a subsidiary or any affiliate, division, department or financial reporting segment thereof.

Performance Bonus

The 2007 Plan permits grants of performance bonuses which may be paid in cash as determined by the Compensation Committee. An employee’s receipt of such amount will be contingent upon achievement of performance targets based upon the performance measures described above during the performance period established by the Compensation Committee. The performance targets will be determined by the Compensation Committee. Following the end of the performance period, the Compensation Committee will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination.

Change of Control Event

The 2007 Plan provides that in the event of a change of control, the Compensation Committee shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an award.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the 2007 Plan.

Incentive Stock Options

A recipient of incentive stock options will not realize any taxable income upon the grant or the exercise of the options. However, the amount by which the fair market value of the shares covered by the option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each recipient’s individual circumstances. If the recipient does not dispose of our shares acquired by exercising an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the shares are transferred to the recipient, when the recipient later sells or otherwise disposes of the shares, any amount realized by the recipient in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option.

If any of our ordinary shares acquired upon exercise of an incentive stock option are resold or disposed of before the expiration of the prescribed holding periods described above, the recipient would realize ordinary income upon the exercise of the option. The amount of the ordinary income realized generally would be equal to the excess of the fair market value of the shares on the exercise date over the option price. In the event of a premature disposition of ordinary shares acquired by exercising an incentive stock option, we would be entitled to a deduction equal to the amount of ordinary income realized by the recipient. If the recipient thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as capital gain or loss, short or long-term depending on the length of time the shares were held by the recipient before sale.

Non-Qualified Options

A recipient will not realize any taxable income upon the grant of a non-qualified option. At the time the recipient exercises the non-qualified option, the amount by which the fair market value at the time of exercise of the shares covered by the non-qualified option exceeds the option price paid upon exercise will constitute ordinary income to the recipient in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as capital gain or loss, short or long-term depending on the length of time the shares were held by the recipient before sale.

Share Appreciation Rights

A participant generally realizes no taxable income and we are not entitled to a deduction when a share appreciation right is granted and upon exercising a share appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in the shares received upon exercise of a share appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares received upon exercise of a share appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares. However, if the share appreciation right is subject to Code Section 457A, generally, it will be subject to ordinary income tax when it is no longer subject to a substantial risk of forfeiture.

Restricted Share Awards

A recipient of a grant of restricted shares generally will not recognize any taxable income until the restricted shares become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted shares over the amount, if any, paid for the restricted shares is taxable to the recipient as ordinary income. If a recipient of restricted shares subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the shares, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted shares. Section 83(b) of the Code permits a recipient of restricted shares, which is not yet required to be included in taxable income, to elect, within 30 days of the date of the grant of the award of restricted shares, to include in income immediately the difference between the fair market value of the restricted shares at the date of the award and the amount paid for the restricted shares, if any. The election permits the recipient of restricted shares to fix the amount of income that must be recognized by virtue of the grant of restricted shares. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted shares, equal to the amount of taxable income recognized by the recipient.

Performance Units and Performance Bonuses

A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in shares received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m) of the Code

Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to a “covered employee” which under Code Section 162(m) is the chief executive officer or any of the four other highest-paid officers, as modified by IRS notices and regulations. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code, and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or share appreciation rights granted under the 2007 Plan should not be limited by Section 162(m) of the Code. The 2007 Plan has been designed to provide flexibility with respect to whether awards of restricted shares, performance units or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. The Compensation Committee in its discretion may grant awards under the 2007 Plan that are not exempt from the annual limits under Code Section 162(m).

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code imposes certain requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan may become immediately taxable and the recipient of the award will be liable for a 20% excise tax on the amount includable in ordinary income. Awards granted under the plan may constitute deferred compensation subject to the Code Section 409A requirements. It is our intention that any award agreement governing awards subject to Code Section 409A will comply with these rules.

Section 457A of the Code

Section 457A of the Code, which was enacted on October 3, 2008 which requires certain deferred compensation to be included in income when it is no longer subject to a substantial risk of forfeiture and imposes a 20% excise tax on amounts that are not determinable at the time of the lapse of the substantial risk of forfeiture. The IRS has provided some guidance with respect to the application of Code Section 457A and is expected to issue additional guidance. To the extent, the Compensation Committee determines that Code Section 457A applies to any award under the plan, the Committee intends to comply with the requirements of Code Section 457A.

Equity Compensation Plan Information

The following table sets forth our issuance of awards under the 2007 Plan as of                     , 2010:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders (1)	1,312,750 (2),(3)	8.40 (2)	92,731
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,312,750 (2),(3)	8.40 (2)	92,731

(1)	Our only equity compensation plan is the 2007 Plan.
(2)	The weighted average remaining term of the options is 7.8 years.
(3)	Does not include an additional 6,094,519 shares of restricted stock that have been granted under the 2007 Plan, of which 1,285,284 shares are vested.

New Plan Benefits

No determination has been made as to any awards that will be made to directors, officers or other employees upon approval of the proposed amendment of the 2007 Plan.

Required Vote

This proposal requires approval by the affirmative vote of an ordinary resolution being an affirmative vote of a simple majority of the shares present in person or by proxy at the Meeting, at which a quorum is present. Broker non-votes and abstentions will effectively constitute votes against this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSAL 4.

PROPOSAL TO APPROVE ORDINARY RESOLUTION TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 5)

UHY LLP, a U.S. based accounting firm (“UHY”), has served as our independent registered public accounting firm, and the independent registered public accounting firm of our predecessor, since 2006. The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed UHY to audit our financial statements for the year ending December 31, 2010. Representatives of UHY plan to attend the Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the Meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of UHY is not required by the rules of the NYSE Amex or the SEC or by our M&A. However, the Board of Directors is submitting the appointment of UHY to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the appointment of UHY is ratified, the Audit Committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders.

Vote Required

The approval of the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a simple majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Broker non-votes and abstentions will effectively constitute votes against this proposal. For the approval of the ratification of the appointment of UHY LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE

“FOR” PROPOSAL 5.

Report of the Audit Committee

The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee met with our independent registered public accounting firm and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

UHY also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and the Audit Committee discussed with the independent registered public accounting firm its independence. When considering UHY’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accounting firm and concluded that such services are compatible with maintaining the firm’s independence.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2009 with management and UHY. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accounting firm, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

By the Audit Committee of the Board of Directors,

Steinar Thomassen, Chair

Jorge E. Estrada

Koichiro Esaka

Independent Public Accountant Fees

For the years ended December 31, 2008 and 2009, UHY billed the approximate fees set forth below:

Fees	Year Ended December 31, 2008	Year Ended December 31, 2009
Audit Fees (1)	$293,129	$590,586
Audit-Related Fees (2)	$6,761	$—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$299,890	$590,586

(1)	Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attestation services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be considered during quarterly Audit Committee meetings.

All services provided by UHY during the year ended December 31, 2009 were approved by the Audit Committee. UHY acts as our principal independent registered public accounting firm. As of December 31, 2009, UHY leased all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure. UHY has no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

OTHER INFORMATION

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on                     , 2010, except as noted below, by (1) each person who is known by us to beneficially own more than 5% of our outstanding voting power, (2) each director, nominee for director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire on or within 60 days after                     , 2010.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned (2)
Greater than five percent holders:
F3 Capital (3)	95,775,266	32.9%
JIL Limited (4)	26,400,000	9.1%

Directors and named executive officers:
Paul A. Bragg (5)	4,753,853	1.6%
Jorge E. Estrada (6)	1,921,204	*
Robert Grantham (7)	18,000	*
Marcelo D. Guiscardo (8)	2,222,409	*
John C.G. O’Leary (9)	2,752,909	*
Hsin-Chi Su (10)	95,775,266	32.9%
Steinar Thomassen (11)	30,000	*
Douglas Halkett (12)	766,952	*
Douglas G. Smith (13)	411,230	*
Donald Munro (14)	362,300	*
William L. Thomson (15)	498,930	*
Ong Tian Khiam (16)	—	—
Koichiro Esaka (17)	—	—

All directors and executive officers as a group (16 persons)	109,513,053	37.0%

*	Less than 1% of our ordinary shares outstanding.
(1)	Unless otherwise indicated, the address of all beneficial owners of our ordinary shares set forth above is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
(2)	Based on 289,082,303 ordinary shares outstanding as of , 2010. Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by our officers, directors and principal shareholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(3)

Hsin-Chi Su owns 100% of F3 Capital. The address of F3 Capital is 8th No 126 Jianguo North Road, Taipei 104, Taiwan. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that may be issued upon conversion of the F3 Capital Note. We are seeking shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note as described in Proposal 1. If the shareholders approve the issuance of these shares, the F3 Capital Note would be convertible into at least 54,545,454 ordinary shares and F3 Capital would beneficially own approximately 43.7% of our ordinary shares. See Proposal 1 and “Certain Relationships and Related Party Transactions” for more information on the F3 Capital Note.

(4)	Based on information included in a Schedule 13D filed on August 25, 2010. These shares are owned directly by JIL Limited (“JIL”) and owned beneficially by JIL, Jasper Investments Limited (“Jasper”),

Morton Bay (Holdings) Pte Ltd, Ashmore Global Special Situations Fund 2 Limited, Ashmore Global Special Situations Fund 4 Limited Partnership, Asset Holder PCC No. 2 Limited in respect of Ashmore Asian Recovery Fund, Ashmore Investment Management Limited, Ashmore Investments (UK) Limited, Ashmore Group plc. JIL is a wholly-owned subsidiary of Jasper, which makes all investment and voting decisions with respect to these shares.

(5)	Paul A. Bragg is our Chairman and Chief Executive Officer. Includes 564,225 unvested shares of restricted stock granted to Mr. Bragg pursuant to the 2007 Plan, 945,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable, 170,125 ordinary shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days and 750,000 ordinary shares that Mr. Bragg transferred for estate planning purposes to the Paul A. Bragg 2007 Annuity Trust, a grantor retained annuity trust for the benefit of family and friends.
(6)	Jorge E. Estrada is one of our directors. Includes 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(7)	Robert Grantham is one of our directors. Includes 18,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(8)	Marcelo D. Guiscardo is one of our directors. Includes 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(9)	John C.G. O’Leary is one of our directors. Includes 367,875 unvested shares of restricted stock granted to Mr. O’Leary pursuant to the 2007 Plan and 486,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable.
(10)	Hsin-Chi Su is one of our directors and the sole shareholder of F3 Capital. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. We are seeking shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note as described in Proposal 1. If the shareholders approve the issuance of these shares, the F3 Capital Note would be convertible into at least 54,545,454 ordinary shares and F3 Capital would beneficially own approximately 43.7% of our ordinary shares. See Proposal 1 and “Certain Relationships and Related Party Transactions” for more information on the F3 Capital Note.
(11)	Steinar Thomassen is one of our directors.
(12)	Douglas Halkett is our Chief Operating Officer. Includes 12,900 ordinary shares owned by Mr. Halkett’s spouse, 417,625 unvested shares of restricted stock granted to Mr. Halkett pursuant to the 2007 Plan, 35,702 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable, and 101,250 ordinary shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(13)	Douglas G. Smith is our Chief Financial Officer. Includes 239,475 unvested shares of restricted stock granted to Mr. Smith pursuant to the 2007 Plan, 6,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable, and 60,750 ordinary shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(14)	Donald Munro is our Vice President—Operations. Includes 213,900 unvested shares of restricted stock granted to Mr. Munro pursuant to the 2007 Plan and 44,500 ordinary shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(15)	William Thomson is our Vice President—Assets & Engineering. Includes 205,400 unvested shares of restricted stock granted to Mr. Thomson pursuant to the 2007 Plan, 110,000 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable and 40,500 ordinary shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(16)	Ong Tian Khiam is one of our directors.
(17)	Koichiro Esaka is one of our directors.

Executive Officers

Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. Our executive officers are listed in the following table, and certain information concerning these officers, except for Mr. Bragg, who is also a member of the Board of Directors, follows the table:

Name	Age	Position
Douglas G. Smith	42	Chief Financial Officer and Treasurer
Christopher G. DeClaire	50	Vice President and Secretary
Douglas W. Halkett	50	Chief Operating Officer
Edward G. Brantley	55	Chief Accounting Officer and Controller
Michael R.C. Derbyshire	55	Vice President—Marketing
Donald Munro	55	Vice President—Operations
William L. Thomson	40	Vice President—Assets & Engineering

Douglas G. Smith, 42, has served as our Chief Financial Officer and Treasurer since November 2, 2007. Prior to joining us, Mr. Smith served with Pride as Vice President—Financial Projects from January 2007 to June 2007, as Vice President, Controller and Chief Accounting Officer from May 2004 to December 2006, and Director of Budget and Strategic Planning from March 2003 to May 2004. Mr. Smith is a certified public accountant and has a Bachelors of Business Administration and a Masters of Professional Accounting degree from the University of Texas.

Christopher G. DeClaire, 50, has served as our Vice-President and Secretary since our inception. He also served as one of our directors until December 2009 and previously served as a director of Vantage Energy since its inception and served as Vantage Energy’s Chief Financial Officer and Treasurer until November 2, 2007. Mr. DeClaire has over 28 years of business experience. Prior to his involvement with Vantage Energy, Mr. DeClaire had successfully founded and sold 5 previous companies in various industries. Mr. DeClaire is the President of DeClaire Interests, Inc., a private investment and consulting firm that he formed in 2002. From 1999 through December 2002, Mr. DeClaire was a principal and managing director of Odyssey Capital, LLC, an investment banking and private equity firm. From 1994 through 1998, Mr. DeClaire founded and served as the Chairman and Chief Executive Officer of Skillmaster, Inc., a temporary staffing company which had over 5,000 full time employees working the areas of IT and engineering at the time it was sold. Mr. DeClaire graduated from Michigan State University in 1982 with a bachelor’s degree in pre-law with a minor in accounting.

Douglas W. Halkett, 50, has served as our Chief Operating Officer since January 15, 2008. Prior to joining us, Mr. Halkett served with Transocean Inc. as Division Manager in Northern Europe (UK & Norway) from January 2004 to November 2007, as an Operations Manager in the Gulf of Mexico from February 2001 to December 2003, and as Operations Manager and Regional Operations Manager in the UK from July 1996 to January 2001. Prior to joining Transocean, Mr. Halkett worked for Forasol-Foramer in various operational and business roles from January 1988 to June 1996, and was assigned in Paris and various locations in the Far East. Mr. Halkett started his career with Shell International in Holland and Brunei in 1982 and joined Mobil North Sea Ltd in 1985. Mr. Halkett earned a First Class Honours Degree in Mechanical Engineering from Heriot Watt University (Edinburgh) in 1981 and attended the Programme for Management Development at Harvard Business School in 2003.

Edward G. Brantley, 55, has served as our Chief Accounting Officer and Controller since April 2008. Prior to joining us, Mr. Brantley served with Transmeridian Exploration Incorporated, an international exploration and production company, as Vice President and Chief Accounting Officer from 2005 to 2008. Prior to joining Transmeridian, Mr. Brantley was employed by Pride from 2000 to 2005 where he served in several capacities including Treasurer and Vice President and Chief Accounting Officer. Prior to joining Pride, Mr. Brantley was employed by Baker Hughes, Inc., an international oilfield services provider, for 11 years in various positions including Vice President—Finance of Baker Sand Control and Controller of Baker Hughes Inteq. Mr. Brantley is a certified public accountant and graduated from the University of Mississippi with a B.B.A. in Accounting.

Michael R.C. Derbyshire, 55, has served as our Vice President—Marketing and that of Vantage Energy, our predecessor, since January 15, 2008. Prior to joining us, Mr. Derbyshire served Pride from July 2006 to January 2008 as Regional Marketing & Business Development Manager for Asia Pacific, and was based in Singapore, and from July 1996 to July 2006 as Regional Marketing and Business Development Manager for the Middle East, and was based in Dubai. From 1982 to 1996 Mr. Derbyshire held various management positions with Forasol Foramer. Mr. Derbyshire began his professional career in the construction industry as a surveyor and served companies such as John Mowlem and Bernard Sunleys, before converting to the oil and gas industry in 1982.

Donald Munro, 55, has served as our Vice President—Operations since March 1, 2009, and previously served as our Operations Manager beginning on May 1, 2008. Prior to joining us, Mr. Munro served in a variety of positions across the globe during his more than 26 years of experience with Transocean Inc., most recently as General Manager—India from April 2006 until February 2008, Operations Manager—Indonesia from February 2005 until March 2006, and as Operations Manager—North Sea from July 2001 until January 2005.

William L. Thomson, 40, has served as our Vice President of Assets and Engineering since March 8, 2008. Prior to joining us, Mr. Thomson worked for Transocean, and predecessor companies, beginning in 1994, where, in addition to other roles, Mr. Thomson served as Operations Manager—Assets in the United Kingdom sector of the North Sea managing ten semi-submersibles and as Technical Support Manager—Africa. Additionally, Mr. Thomson worked extensively as a Project Manager responsible for various refurbishments, upgrades and new build jackup projects in shipyards in Africa, Europe, and the Middle East. Mr. Thomson earned an Honours degree in Naval Architecture and Offshore Engineering from the University of Strathclyde (UK) in 1992 and a PgD in Oil and Gas Law from the Robert Gordon University in 2006.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis is intended to provide an explanation of our executive compensation program with respect to our five most highly compensated executive officers including our Chairman and Chief Executive Officer. Those individuals are identified in the Summary Compensation Table below and are referred to as the “named executive officers.”

In June of 2008, we acquired OGIL and reorganized as a Cayman Islands holding company structure, the “OGIL Acquisition,” and began operations as a development stage company. Prior to the OGIL Acquisition, none of our founding executive officers or directors received compensation, including our Chairman and Chief Executive Officer. Each of the other four named executive officers were compensated in 2008 prior to the OGIL Acquisition and that compensation is reflected in the compensation tables below.

Compensation Committee

Our Compensation Committee is charged with setting and performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the role it plays in regard to executive compensation, the Compensation Committee, in conjunction with our Chief Executive Officer, also undertakes an annual review of our compensation practices for all employees. Based on this review, we believe that the fixed compensation structure and incentive programs focused on company-wide performance prevent us from having any group of employees or compensation structures that would be reasonably likely to have a material adverse effect on our operating results.

Benchmarking of Compensation and Compensation Consultant

We believe that it is important when making compensation-related decisions to be informed as to current practices of similarly-situated, publicly-held companies in the offshore contract drilling industry. Accordingly, our Compensation Committee considers the cash and equity compensation practices of other publicly held companies in the offshore contract drilling industry through the review of such companies’ public reports and through other resources. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we believe that gathering this information is an important part of our compensation-related decision-making process.

In anticipation of the closing of the OGIL Acquisition, the Compensation Committee retained the services of an executive compensation consulting firm, Stone Partners Inc. (“Stone Partners”), to assist with executive compensation benchmarking analysis, devising our executive compensation program and setting compensation for our executives. Stone Partners provided its analysis and recommendations to the Compensation Committee during the first half of June 2008, in advance of the OGIL Acquisition. The Compensation Committee also consulted Stone Partners in its review of the terms and conditions of proposed employment agreements that we entered into with our named executive officers in June 2008, other than Mr. Munro whose employment contract was executed in May 2008, and Mr. Thomson whose employment contract was executed in October 2009.

Our Compensation Committee instructed Stone Partners to assume that we would reach a fully deployed, annualized revenue run rate of $1.2 billion within two years, and advised Stone Partners that the Compensation Committee’s overall goal was to structure our executive compensation program so as to be market competitive with that tier of drilling and oilfield services companies. Based on the recommendations of Stone Partners, our Compensation Committee chose a group of peer companies against which to benchmark the types and amounts of compensation and benefits to be provided to our executives. This peer group consisted of publicly-held drilling and oilfield services companies with median revenues in 2007 of $1,893.5 million, median assets at December 31, 2007 of $3,615.0 million and a median capitalization of $2,848.7 million at December 31, 2007. The peer group had average revenues in 2007 of $2,356.7 million, average assets at December 31, 2007 of $5,337.9 million and average market capitalization of $3,096 million at December 31, 2007. This peer group consisted of Pride, Noble Corporation, ENSCO International Incorporated, Rowan Companies, Inc., Oceaneering International, Inc., Hercules Offshore, Inc., Complete Production Services, Inc., Grey Wolf, Inc. (subsequently acquired by Precision Drilling Trust), Parker Drilling Company and Atwood Oceanics, Inc. For 2009, our peer group consisted of the same companies, other than Grey Wolf, Inc.

In performing its analysis and making recommendations, Stone Partners reported to and acted at the direction of the Compensation Committee. The Compensation Committee did not adopt all of the compensation consultant’s recommendations, but utilized the compensation consultant’s work as a check in arriving at its own judgment with respect to what it deemed appropriate. Stone Partners is not affiliated with any of our directors or officers. Our executive management did not engage Stone Partners for 2008 and did not direct or oversee the retention, analysis and recommendations of Stone Partners. Neither the Compensation Committee nor our executive management utilized the services of Stone Partners or any other compensation consultant in 2009.

Role of Executive Officers in Compensation Decisions

The compensation of our Chairman and Chief Executive Officer and the other named executive officers was previously established pursuant to the terms of their respective employment agreements. The Compensation Committee consulted with Stone Partners in its review of the terms and conditions of these agreements (except Messrs. Munro and Thomson, as discussed above). Each of our Chief Executive Officer and the other named executive officers played a role in our executive compensation decisions for other officers in 2009. Our Chief Executive Officer reviewed the performance of all officers and made his compensation recommendations to the Compensation Committee. Our other named executive officers also reviewed those executives directly or indirectly reporting to them and provided their compensation recommendations to the Chief Executive Officer for his consideration in formulating his recommendations to the Compensation Committee. In forming their recommendations, each of the Chief Executive Officer and the other named executive officers considered the performance of the individuals evaluated, their tenure with us, their initial compensation package upon joining us and any subsequent modifications, internal pay equity matters and our performance.

Compensation Philosophy and Objectives

As a relatively new company in a highly cyclical industry, we must compete with much larger and more established competitors for executive talent. We believe that the most effective compensation program for us at this stage of our development is one that allows us to attract proven leaders from more seasoned competitors with the practical experience and entrepreneurial drive needed to successfully execute our business plan and build shareholder value. Accordingly, our executive compensation program seeks to provide total compensation packages that are competitive, in terms of potential value over time, as compared to what our executives would likely command if they were employed with our more established competitors. Our executive compensation program must also enable us to incentivize and retain those individuals who continue to perform at or above our expectations. For these reasons, the types of compensation and benefits we provide to our executive officers are similar to those provided to executive officers of other companies engaged in international operations and attempt to strike a balance between annual salary, and a mix of short and long-term cash and non-cash compensation. Other than pursuing its stated goal of keeping our compensation program competitive, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

We view components of executive compensation as related but distinct. Although our Compensation Committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. In the future, the Compensation Committee anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on the compensation practices of competitors, the internal equity and consistency of our executive competition, individual performance and other information deemed relevant at the time.

We entered into employment contracts with Messrs. Bragg, Smith, Halkett, and Munro in 2008, and with Mr. Thomson in 2009. While this decision generally restricts us from adjusting our executives’ compensation and other terms of employment in a manner adverse to the executive, it has the important benefit of adding an element of security to their compensation in view of the fact that we are a relatively new company. We also believe that providing executive officers with employment contracts is a common practice among our peer group and that refusing to provide employment contracts would lessen our ability to attract and retain high-caliber executives.

Elements of Our Compensation Program

There are four primary components to our executive compensation—salary, annual cash incentive awards, share-based awards and, with respect to executives resident in foreign countries, expatriate executive perquisites. These are described in greater detail below.

Base Salary. We attempt to set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at peer group companies. For 2009, our Compensation Committee determined that the base salaries being received by each of our named executive officers were appropriate and that no adjustments should be made to what was received in 2008. The Compensation Committee expects to review and adjust base salaries annually, subject to contractual obligations under the employment agreements with our executives.

Annual Cash Incentive Awards. All of our executive officers participate in an annual cash incentive plan. Under this plan, each executive officer is assigned a target and a maximum bonus expressed as a percentage of his base salary. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2009 is set forth in the table below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	70%	140%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

Target and maximum award percentages in the table above were established by our Compensation Committee in June 2009 for the year ended December 31, 2009. As is typical among our peer group, target and maximum award percentages vary among the named executive officers based on the potential impact each position has on our financial performance. For 2009, target and maximum award levels were established at a level designed to approximate the median anticipated annual cash award opportunities for executives in comparable positions with our peer group.

The amount of the award actually earned by an executive is based on minimum objective, quantifiable performance against our departmental, strategic, safety, and financial goals and against individual objectives assigned to the executive by the Compensation Committee. Under this structure, each performance category has a threshold, target, and maximum percentage assigned to the level of performance in that category, and each category is assigned a weighted percentage that corresponds to an executive’s target award percentage. As a result, executives’ awards are determined by multiplying the level of performance for each category by the percentage of each executive’s award allocated to that category (threshold, target and maximum percentages were set at 60%, 100% and 200%, respectively, for 2009). For example, if an executive obtained the threshold level of strategic performance, and his strategic performance level was set at 30%, he would receive 18% percent of his target award (60% threshold multiplied by 30% weighted allocation).

The following table indicates the percentage of each executive’s target award that could be earned allocated by category:

Name	Departmental	Strategic	Safety	Financial	Individual
Paul A. Bragg	0%	30%	10%	30%	30%
Douglas G. Smith	0%	30%	10%	30%	30%
Douglas W. Halkett	0%	20%	20%	40%	20%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

For 2009, the Compensation Committee established goals focused in each category as follows:

Departmental. Departmental goals for our Operations and Engineering departments focused on our desire to grow our contract backlog and reach operational milestones with respect to our four high-specification jack-up rigs. As a result of their success in these areas, Messrs. Munro and Thomson each achieved 100% of his target award for departmental goals in 2009.

Strategic. Strategic goals focused on our need to be in a position to take advantage of future growth in the marketplace, including through the completion of rigs and the financing and/or refinancing of our rigs. Based on combined efforts of our named executive officers in keeping our rigs on schedule, successfully financing and taking delivery of rigs during the year, and improving our position in the market despite worldwide financial difficulties, the Compensation Committee determined that each of the named executive officers had achieved 100% of his target award for strategic goals.

Safety. Safety is an essential element of our operations for both the well being of our employees and our long term business prospects. Safety was measured by Total Recordable Incident Rate, a work place safety indicator (“TIRR”). Based on our achievement of a TIRR significantly below average for the offshore drilling industry and approximately 30% below the TIRR of 1.0 established by the Compensation Committee for 2009, each of the named executive officers received 200% of his target award for safety goals, the maximum award that could be earned.

Financial. Financial goals focused on obtaining certain financial targets, including earnings per share of $0.10, earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $44,000,000, and a debt to equity ratio of 75% or less as of December 31, 2009. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. Upon the final determination of our financial results for the year ended December 31, 2009, the Compensation Committee evaluated our financial performance based on this information and also considered the impact on our financial performance of events beyond our control. Based on this analysis, the Compensation Committee determined that each of the named executive officers had obtained 112% of his target award for financial goals.

Individual. Individual goals for each of our executives were established to focus on specific contributions that we viewed as important to reaching milestones with respect to our development as a company during the year. This approach focused on establishing goals for each named executive officer that were appropriate based on the executive’s primary area of responsibility. Generally, an executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award. For 2009, Messrs. Bragg, Smith and Halkett achieved the majority of their individual goals and received 85% of their target individual awards. Each of Messrs. Munro and Thomson was determined to have significantly outperformed the individual goals set for them, and as a result, each received 133% of his target award for individual goals.

Other than the individual goals established for our named executive officers, the criteria necessary to achieve the goals for each applicable category were uniform for each executive and established by the Compensation Committee. We believe that all target goals, while intentionally presenting a significant challenge, are realistic and achievable by our executives in most instances, if they perform their duties with the degree of care and diligence that we expect of them.

With respect to individual goals for the year and the total amount of the cash incentive award that could be earned by each executive, Mr. Bragg provided his recommendations to the Compensation Committee, which were based on his knowledge of the industry, and recommendations from other members of our executive team, and the Compensation Committee determined the actual amounts and individual goals for each executive.

In March of 2010, the final determinations were made by the Compensation Committee as to which goals had been obtained, and the awards were paid. Based on our achievement of target performance for departmental and strategic goals, maximum performance for safety goals, slightly above target performance for our financial goals, and achievement of individual goals ranging from 85-133% of target, Messrs. Bragg, Smith, Halkett, Munro, and Thomson received cash incentive awards of $545,500, $210,018, $385,920, $242,591, and $235,934, respectively.

During 2009, our company-wide and individual performance goals then in effect were as described above. The target and actual cash awards paid to each of the named executive officers are shown in the table below. The actual cash awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table which follows this Compensation Discussion and Analysis.

Name	2009 Non-Equity Incentive Awards
	Target Bonus as a % of Salary	Payout Range as a % of Target	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)	Actual Award as a % of Salary
Paul A. Bragg	100%	0-200%	500,000	1,000,000	545,500	109.1%
Douglas G. Smith	70%	0-200%	192,500	385,000	210,018	76.4%
Douglas W. Halkett	80%	0-200%	320,000	640,000	385,920	96.5%
Donald Munro	70%	0-200%	192,500	385,000	242,591	88.2%
William L. Thomson	70%	0-200%	185,500	371,000	235,934	89.0%

Equity Awards. We use stock options and other share-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other share-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The Compensation Committee and the Board of Directors develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives.

The Compensation Committee considers multiple factors when determining award sizes, including market practices and amounts of other elements of compensation. However, like other components of compensation, the Compensation Committee seeks to set the dollar value of annual long-term equity incentive awards for executive officers at the median of the compensation peer group. Our Compensation Committee believes that stock options and restricted shares are essential components of our compensation program and are necessary for us to be able to attract, motivate and retain high quality employees and executive officers. Stock options and restricted shares are granted to executives to provide a long-term equity-based incentive component to their compensation. This reflects our focus on aligning the interests of shareholders and executives and increasing shareholder value.

Under the 2007 Plan, stock options are granted at exercise prices equal to fair market value of the underlying ordinary shares on the date of grant. For 2009, the Compensation Committee made the determination to award our named executive officers restricted stock rather than stock options due to what the Compensation Committee viewed as an artificially low share price as a result of a global downturn in the equity markets, which could have resulted in disproportionate value being awarded to our executives. For the year ended December 31, 2009, Messrs. Bragg, Smith, Halkett, Munro, and Thomson were granted 475,500, 230,500, 410,500, 220,000 and 215,000 restricted shares, respectively. The restricted shares vest in 25% increments beginning on the first anniversary of the grant date.

Ordinary Share Ownership Requirements

Although we do not have a formal requirement for share ownership by any employee, we seek to promote the ownership of our ordinary shares through the use of long-term equity incentive compensation. We believe that broad-based share ownership by our employees, including the named executive officers, enhances our ability to improve shareholder return by aligning the interests of our employees and shareholders.

Severance and Other Termination Payments

Under our employment agreements with our named executive officers, reasonable “change in control” and severance benefits are provided to our named executive officers and certain other employees. In the case of our named executive officers, the Compensation Committee believes these benefits reflect the competitive marketplace for executive talent and are in line with similar arrangements of companies with executives in comparable positions. Our change in control and severance benefit arrangements with the named executive officers and certain other employees recognize that our employees have built us into the successful enterprise we are today.

The purpose of these change in control arrangements is to:

•

ensure that the actions and recommendations of our senior management with respect to a possible or actual change in control are in the best interests of the company and our shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change in control; and

•	reduce the distraction regarding the impact of an actual or potential change in control on the personal situation of the named executive officers and other employees.

More detailed information about the employment agreements is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Expatriate Executive Perquisites. Executives who are resident in foreign countries, also receive a standard array of expatriate executive perquisites that we believe is competitive with those of peer companies engaged in significant international operations. These include paid housing and utilities, use of an automobile, payment or reimbursement of in-country taxes, business class travel for extended flights, annual business class round trip flights for annual leave and school tuition expenses for their children.

Conclusion

We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure our long-term success. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

Other Compensation

We have established and maintain various employee benefit plans, including medical, dental, life insurance and a 401(k) plan. These plans are available to all salaried employees and do not discriminate in favor of executive officers.

SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers during 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total Compensation ($)
Paul A. Bragg (3)	2009	500,000	—	749,145		545,500	18,000	(4)	1,812,645
Chairman and Chief Executive Officer	2008	257,673	279,452	3,487,680	1,051,373	—	9,000		5,085,178
	2007	—	—	—	—	—	—		—

Douglas G. Smith (5)	2009	275,000	—	348,195		210,018	9,000		842,213
Chief Financial Officer	2008	275,000	192,500	1,118,880	375,435	—	4,500		1,966,315
	2007	45,833	64,000	—	—	—	—		109,833

Douglas W. Halkett (6)	2009	400,000	—	622,395		385,920	261,354	(7)	1,669,669
Chief Operating Officer	2008	384,946	308,603	1,843,800	625,725	—	231,150		3,394,224
	2007	—	—	—	—	—	—		—

Donald Munro (6)	2009	275,000	—	337,800		242,591	183,855	(7)	1,039,246
Vice President—Operations	2008	203,333	110,753	821,520	275,010	—	137,732		1,548,348
	2007	—	—	—	—	—	—		—

William L. Thomson (8)	2009	265,000	—	328,050	—	235,934	195,408	(7)	1,024,392
Vice President—Assets & Engineering

(1)	The amounts shown represent the grant date fair value of restricted stock and option awards calculated in accordance with FASB ASC Topic 718. For detailed information on the assumptions used for purposes of valuing stock and option awards, please see “Note 2. Basis of Presentation and Significant Accounting Policies—Share-Based Compensation” in the consolidated financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009.
(2)	Reflects amount paid in March of 2010 to each executive pursuant to our 2009 annual cash incentive award program.
(3)	Mr. Bragg, a founding executive officer, did not receive any cash or non-cash compensation for services rendered to our predecessor prior to June 12, 2008.
(4)	Reflects amount paid in 2009 for Mr. Bragg’s car allowance.
(5)	Mr. Smith’s employment with us commenced in November 2007.
(6)	Messrs. Halkett and Munro’s employment with us commenced in 2008.
(7)	For our executive officers working overseas, we provide the cost of housing, vehicle leases, schooling for the employees’ children and the cost of airfare for periodic visits to that executive’s home country. The following table reflects the amounts included as compensation for each of Messrs. Halkett, Munro, and Thomson in these categories in 2009:

Name	Housing	Vehicle	Schooling	Home Airfare
Douglas W. Halkett	187,234	23,222	12,398	38,500
Donald Munro	127,660	19,076	14,919	22,200
William L. Thomson	137,872	19,630	13,406	24,500

(8)	Mr. Thomson’s employment with us commenced in 2008, but he did not become a named executive officer until 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum($)
Paul A. Bragg	3/31/2009	—	—	—	185,500	—	—	183,645
	11/15/2009	—	—	—	290,000	—	—	565,500
		30,000	500,000	1,000,000	—	—	—	—

Douglas G. Smith	3/31/2009	—	—	—	105,500	—	—	$104,445
	11/15/2009	—	—	—	125,000	—	—	$243,750
		11,550	192,500	385,000	—	—	—	—

Douglas W. Halkett	3/31/2009	—	—	—	185,500	—	—	$183,645
	11/15/2009	—	—	—	225,000	—	—	$438,750
		38,400	320,000	640,000	—	—	—	—

Donald Munro	3/31/2009	—	—	—	95,000	—	—	$94,050
	11/15/2009	—	—	—	125,000	—	—	$243,750
		19,800	192,500	385,000	—	—	—	—

William L. Thomson	3/31/2009	—	—	—	95,000	—	—	$94,050
	11/15/2009	—	—	—	120,000	—	—	$234,000
		22,260	185,500	371,000	—	—	—	—

(1)	Messrs. Bragg, Smith, Halkett, Munro, and Thomson received cash incentive awards of $545,500, $210,018, $385,920, $242,591, and $235,934, respectively for 2009.
(2)	Share grants and options vest ratably over four years beginning on the first anniversary date of the grant.
(3)	Represents the closing market price of our ordinary shares on the grant date.
(4)	Amounts for share grants are based on the closing market price on the grant date. Value of options is based on the grant date fair value determined pursuant to FASB ASC Topic 718 using the Black-Sholes option pricing model. These values are also used for financial reporting purposes and are expensed over the vesting period of the share grants and options.

EMPLOYMENT AGREEMENTS

We entered into employment agreements with each of our named executive officers, effective June 12, 2008 in the case of Messrs. Bragg, Smith, and Halkett, effective May 1, 2008 in the case of Mr. Munro, and effective October 27, 2009 in the case of Mr. Thomson. Each employment agreement provides for an initial term of two years, with an automatic annual renewal for one year from the anniversary date of each agreement unless either party gives notice of non-renewal at least ninety-days before the renewal date. Under the terms of the agreements, Messrs. Bragg, Smith, Halkett, Munro and Thomson are entitled to annual base salaries of $500,000, $275,000, $400,000, $275,000, and $265,000, respectively, with the potential target annual cash incentive award of 100%, 70%, 80%, 70%, and 70% of their salaries.

Subject to adjustments based on market conditions and industry compensation trends, each of the employment agreements includes a recommendation for the approximate annual amount to be awarded to each executive in the form of restricted stock and/or stock options as follows: $2,100,000 to Mr. Bragg, $750,000 to Mr. Smith, $1,250,000 to Mr. Halkett, a range of $400,000 to $550,000 to Mr. Munro, and $662,500 to Mr. Thomson. Due to market conditions and a decline in our share price, the Compensation Committee recommended that these awards be reduced, and each of the named executive officers agreed to the reduction. Accordingly, for 2009, Messrs. Bragg, Smith, Halkett, Munro and Thomson received restricted stock awards with a grant date fair value of $749,145, $348,195, $622,395, $337,800, and $328,050, respectively. Further, during the term of the agreements, each of the named executive officers is entitled to have certain expenses reimbursed and is eligible for various other perquisites that are consistent with practices established by the Compensation Committee.

Under the terms of the employment agreements, each of our named executive officers is prohibited from competing with us or soliciting any of our customers or employees for a period of one year following the termination of his employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming the employment of any of our named executive officers was to be terminated without cause, for good reason, or constructively terminated without cause or in the event of a change in control, each as of December 31, 2009, the named executive officer would be entitled to payments in the amounts set forth opposite to their name as follows:

Cash Severance ($)
Paul A. Bragg	3,000,000
Douglas G. Smith	935,000
Douglas W. Halkett	1,440,000
Donald Munro	467,500
William L. Thomson	450,500

Cash payments are payable quarterly, except in the case of a termination without cause, in which case the payments are in a lump sum within 10 days of the termination event. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. In the event of an executive’s death, we will pay the executive’s estate an amount equal to his annual base salary. In the event of an executive’s disability, his employment will continue for one year from the date of disability.

In addition, assuming the employment of any of our named executive officers was to be terminated without cause, for good reason, or constructively terminated without cause or in the event of a change in control, they would be entitled to accelerated vesting of all options and share awards. Please see “Grant of Plan-Based Awards” table for information regarding the value of option and share awards.

The following definitions apply to the termination and change in control provision in the employment agreements:

•

“cause” generally means: (i) material dishonesty which is not the result of an inadvertent or innocent mistake of the named executive with respect to us or any of our subsidiaries, (ii) violation of the executive’s fiduciary duty owed to us or violation of any U.S. law applicable to the executive’s employment, (iii) willful misfeasance or nonfeasance of duty by the named executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of us or any of our subsidiaries or any of their respective officers, directors, or employees, (iv) material violation by the named executive of any material term of the employment agreement, or (v) conviction of the named executive of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon us or any of our subsidiaries.

•

“good reason” generally means (i) following a Change of Control, a material alteration in the nature or status of the named executive’s title, duties or responsibilities, or the assignment of duties or responsibilities inconsistent with the named executive’s status, title, duties and responsibilities, (ii) a failure by us to continue in effect any employee benefit plan in which the named executive was participating, or the taking of any action by us that would adversely affect the named executive’s participation in, or materially reduce the named executive’s benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects our senior members of corporate management generally to the same extent, (iii) any material breach by us of any provision of the employment agreement, (iv) any failure by us to obtain the assumption and performance of the employment agreement by any successor (by merger, consolidation, or otherwise) or assign of us, or (v) we provide written notice of non-renewal to the named executive.

•

“constructive termination without cause” generally means (i) a reduction in the named executive’s fixed salary, (ii) our failure to continue to provide the named executive with office space, related facilities and secretarial assistance that are commensurate with the named executive’s responsibilities to and position with us, (iii) the notification by us of our intention not to observe or perform one or more of our obligations under the employment agreement, or (iv) the failure by us to indemnify, pay or reimburse the named executive at the time and under the circumstances required by the employment agreement.

•	A “Change of Control” shall be deemed to have occurred if:

(i) A reverse merger involving us in which we are the surviving corporation but our ordinary shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the parent immediately prior to the completion of such transaction hold, directly or indirectly, less than 50% of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; or

(ii) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of us becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of our then outstanding voting ordinary shares; or

(iii) At any time during the period of three consecutive years, individuals who at the beginning of such period constituted the Board of Directors (and any new director whose election by the Board of Directors or whose nomination for election by our shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv) Our shareholders approve our merger or consolidation with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were our directors prior to such consolidation or merger, and (b) which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(v) Our shareholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets.

During the executive’s employment and for a period of one year following a termination for any reason (including a termination without cause, for good reason, constructive termination without cause or a termination in connection with a change in control), the executive cannot, anywhere in the specified geographic region, directly or indirectly:

(i) perform services for, have any ownership interest in, or participate in any business that engages or participates in a competing business purpose;

(ii) induce or attempt to induce any customer or client or prospective customer or client with whom the executive dealt with or solicited while employed by us during the last twelve months of his employment; or

(iii) solicit, attempt to hire, or have any person employed by us work for the executive or for another entity, firm, corporation or individual.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Unexercisable Options (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Units That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Paul A. Bragg	85,062	255,188	8.40	6/12/2018	—	—
	—	—	—	—	786,900	1,266,909
Douglas G. Smith	30,375	91,125	8.40	6/12/2018	—	—
	—	—	—	—	330,400	531,944
Douglas W. Halkett	50,625	151,875	8.40	6/12/2018	—	—
	—	—	—	—	575,125	925,951
Donald Munro	22,250	66,750	8.40	6/12/2018	—	—
	—	—	—	—	293,350	472,294
William L. Thomson	20,250	60,750	8.40	6/12/2018	—	—
	—	—	—	—	281,225	452,772

(1)	Options vest ratably over a four year period for each of the named executive officers beginning with the first anniversary date of June 12, 2009.
(2)	Restricted stock granted to our named executive officers vests 25% annually commencing on the first anniversary of the date of grant. For Messrs. Bragg, Smith, Halkett, Munro, and Thomson, there are 311,400, 99,900, 164,625, 73,350, and 66,225 shares of restricted stock for which the first vesting date occurred on June 12, 2009, 185,500, 105,500, 185,500, 95,000 and 95,000 shares of restricted stock for which the first vesting date occurred on March 31, 2010, and 290,000, 125,000, 225,000, 125,000, and 120,000 shares of restricted stock for which the first vesting date will occur on November 15, 2010.
(3)	The market value of the share awards is equal to the number of unvested shares times $1.61, the closing price of our shares as quoted on the NYSE Amex on December 31, 2009.

2009 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Bragg	—	—	103,800	208,638
Douglas G. Smith	—	—	33,300	66,933
Douglas W. Halkett	—	—	54,875	110,299
Donald Munro	—	—	24,450	49,145
William L. Thomson	—	—	22,075	44,371

PENSION BENEFITS

We do not sponsor any qualified or non-qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified defined contribution or deferred compensation plans.

DIRECTOR AND CONSULTANT COMPENSATION PAID TO JOHN C. G. O’LEARY

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of the Board of Directors. Pursuant to the terms of this agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets, and we pay Strand Energy a monthly consulting fee of €30,000 ($33,523 based on the average monthly exchange rate for May through December 2009). Additionally, under the terms of the consulting agreement, Mr. O’Leary received a signing payment of €180,000 ($255,510) and is entitled to participate in our benefit and executive compensation programs. Unless terminated earlier, this agreement will terminate on May 5, 2012. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other party(ies) to the transaction.

In addition to the payments we made to Strand Energy during 2009, and in accordance with the terms of the consulting agreement, our Chief Executive Officer established an annual cash incentive award for Mr. O’Leary with a target of 80% of the consulting fee paid to Strand Energy. Mr. O’Leary did not receive any compensation for his service as a director during 2009. However, notwithstanding his status as a non-employee consultant, he will be eligible to receive compensation in the future for his services as a director pursuant to any director compensation plan.

The following table indicates the compensation received by Strand Energy and Mr. O’Leary from us during 2009 pursuant to the terms of the consulting agreement, including all compensation paid under the terms of the 2007 Plan and the annual cash incentive award plan.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
John C. G. O’Leary	523,692	622,395	—	300,545	—	1,446,632

2009 DIRECTOR COMPENSATION

During 2009, we did not provide cash compensation to our directors for their services as members of the Board of Directors or for attendance at Board of Directors or committee meetings. However, our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Under the 2007 Plan, directors are eligible to receive stock option grants at the discretion of the Compensation Committee or other administrator of the 2007 Plan. The following table summarizes compensation that our non-employee directors earned during 2009 for services as members of our Board of Directors.

We adopted a new director compensation program in September 2010. Under the terms of this director compensation program, directors receive an annual grant of restricted stock valued at $95,000. Additionally, the director compensation plan includes additional compensation of $15,000 and $10,000 annually for the chairmen of the Audit and Compensation Committees, respectively. The compensation payable to these committee chairmen will be paid in either cash or shares of restricted stock, at each chairman’s election. All equity awards provided under the proposed director compensation plan will vest one year after the date of grant. Due to limitations on our ability to issue shares under the 2007 Plan all director compensation for board service in 2009 and 2010 was paid in cash.

The following table indicates the compensation paid to each director during 2009.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Options Awards($)	All Other Compensation($)	Total($)
Jorge E. Estrada	—	—	—	—	—
Koichiro Esaka	—	—	—	—	—
Robert Grantham	—	—	—	—	—
Marcelo D. Guiscardo	—	—	—	—	—
Ong Tian Khiam	—	—	—	—	—
John C.G. O’Leary (1)	—	—	—	—	—
Hsin-Chi Su	—	—	—	—	—
Steinar Thomassen	—	—	—	—	—

(1)	Pursuant to his role as a consultant to the company and certain unique aspects of his compensation, we have included a special section in this proxy statement for purposes of indicating the total compensation paid to Mr. O’Leary. For detailed information on Mr. O’Leary’s compensation, please see “—Director and Consultant Compensation Paid to John C.G. O’Leary.”

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this report, in whole or in part, the following Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Marcelo D. Guiscardo, Chair

Koichiro Esaka

Hsin-Chi Su

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Guiscardo, Su and O’Leary served on the Compensation Committee in 2009, however, Mr. O’Leary resigned in October 2009 following the determination that he was no longer an independent director under the standards of the NYSE Amex. Mr. Esaka joined the Compensation Committee in January of 2010. None of the current members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as one of our directors or a member of our Compensation Committee.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5.0% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of the Board of Directors, except for our consulting agreement with John C.G. O’Leary. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties. The Audit Committee is responsible for approving related party transactions. The Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the Audit Committee prior to consummation.

Platinum Explorer Transaction

Background

In September 2007, Mandarin, an affiliate of F3 Capital, entered into a shipbuilding contract with DSME for the construction of the Platinum Explorer. In March 2008, Vantage Energy, our predecessor, entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares. Hsin-Chi Su, one of our directors, owns 100.0% of the outstanding equity of F3 Capital.

Purchase of F3 Capital’s Interest in Mandarin and Issuance of F3 Capital Note

Share Sale and Purchase Agreement

On July 30, 2010, we completed the Acquisition pursuant to the SSPA for total consideration of $139.7 million, consisting of (i) approximately $79.7 million in cash, including $64.2 million paid directly to DSME for installment payments on the Platinum Explorer, and (ii) the F3 Capital Note (as described in more detail in Proposal 1). Under the SSPA, we are required to indemnify F3 Capital for any losses suffered under the guarantee to DSME. The SSPA, the F3 Capital Note and the other agreements described below (the registration rights agreement, the call option agreement and the DragonQuest financing agreement) were each approved by a Special Committee of the Board of Directors composed of Messrs. Jorge Estrada, Marcelo Guiscardo and Steinar Thomassen, each an independent director, and by the Audit Committee of our Board of Directors. In addition, the Special Committee received a fairness opinion from Parks Paton Hoepfl & Brown, LLC, regarding the fairness of the transactions to our disinterested shareholders.

F3 Capital Note

The F3 Capital Note accrues interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note will become convertible into our ordinary shares upon approval by our shareholders under Proposal 1. If shareholders approve Proposal 1, the principal amount of the F3 Capital Note, as well as accrued and unpaid interest and any other amounts owing thereunder, will be convertible into our ordinary shares at a conversion price of $1.10. We would be able to require conversion of the F3 Capital Note on the earlier of (i) our ordinary shares trading on the NYSE Amex at a price of $3.20 or more for a period of 10 consecutive trading days or (ii) at maturity.

If the F3 Capital Note becomes convertible, the principal amount of the note will be reduced by any amounts owed by F3 Capital to us in connection with the Platinum Explorer that are more than 60 days past due. The F3 Capital Note also contains both a variety of anti-dilution covenants that would adjust the conversion price of the note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding.

If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the note will rise to 10% per annum. In the event of an Approval Default, then (i) the interest rate on any amounts outstanding under the F3 Capital Note will increase to 12% per annum and (ii) as liquidated damages, we will be obligated to increase the principal of the F3 Capital Note by $5.0 million and so long as the Approval Default continues, increase the principal of the F3 Capital Note by additional amounts until the date the conduct required by the Approval Default is performed.

Registration Rights Agreement

We also entered into a registration rights agreement with F3 Capital in connection with the SSPA. Under the terms of the registration rights agreement, we agreed to register the ordinary shares issuable upon the conversion of the F3 Capital Note if it becomes convertible, as well as certain other shares previously issued to F3 Capital and approved by shareholders in December 2009. Under the terms of the registration rights agreement, F3 Capital has piggyback registration rights should we propose to file a registration statement under the Securities Act (other than on Forms S-4 or S-8). In addition, F3 Capital has the right to demand that we register all of the ordinary shares covered by the registration rights agreement.

Call Option Agreement

In connection with the transactions contemplated by the SSPA, we entered into a call option agreement with Valencia Drilling Corporation, an affiliate of F3 Capital (“Valencia”). Pursuant to the terms of the call option agreement, we granted Valencia the option to purchase Vantage Deepwater Company, one of our wholly-owned subsidiaries (“Vantage Deepwater”), from us for total consideration of $1.00. Vantage Deepwater is the party to our drilling contract with Petrobras. The option granted to Valencia under the call option agreement may only be exercised upon the earlier of: (a) completion of construction, outfitting and delivery of the DragonQuest or (b) completion of financing for $125.0 million or more of the unfunded construction cost for the DragonQuest. In order to exercise the option, Valencia must have paid all amounts owed to us under the construction supervision and management agreements related to the DragonQuest and enter into arrangements to ensure that we receive an amount equal to all management fees that we would have otherwise been entitled to under the management services agreement for the DragonQuest, with such amounts being paid to us as if Valencia had never exercised its rights under the call option agreement. The option granted to Valencia will also terminate upon the occurrence of specified defaults.

DragonQuest Financing Agreement

In connection with the transactions contemplated by the SSPA, we, F3 Capital, Vantage Deepwater and Titanium Explorer Company, another of our wholly-owned subsidiaries (“Titanium”), entered into a financing agreement with Valencia regarding the drillship DragonQuest. Under the terms of the financing agreement, we will take specified measures to facilitate the financing of the DragonQuest, although such measures do not include the incurrence of additional debt, the issuance of any guarantees or the pledge of our assets. We have also agreed, if requested by Valencia or a third party financier, to assist Valencia in providing collateral in order to procure financing for the DragonQuest, including novating the drilling contract with Petrobras and deferring up to 75% of the fees payable under the management agreement. If any management fees are deferred, such deferred fees will be payable annually with interest of 8%, and any deferred fees may be paid in cash or ordinary shares of Valencia, at Valencia’s election. Further, pursuant to the financing agreement, we will defer Valencia’s payment of construction management fees due to Titanium under the construction management agreement between Titanium and Valencia from July 6, 2010, until the delivery date of the DragonQuest. Upon the occurrence of any default by Valencia within eight years after the date of the financing agreement, we shall have the option (subject to certain exceptions) to purchase all of the issued and outstanding shares of Valencia from F3 Capital.

Drillship Construction Supervision and Management Services Agreements

We are party to an agreement to manage the construction and operation of the DragonQuest. Our counterparty is an affiliate of F3 Capital. During the construction of the DragonQuest, the agreement entitles us to receive a fee of approximately $5.0 million per drillship annually, prorated to the extent construction is completed mid-year. Once the DragonQuest is operational, the agreement entitles us to receive a fixed fee per day plus a performance fee based on the operational performance of the DragonQuest which we expect to generate, in the aggregate, between approximately $13.0 and $15.0 million annually, including marketing fees for every charter agreement we secure on behalf of the DragonQuest. The construction supervision agreement may be terminated by either party upon the provision of notice. The management services agreements may be terminated by our counterparty if, among other things, any of the following occur: (i) we fail to meet our obligations under the agreement after being given notice and time to cure; (ii) we go into liquidation or cease to carry on our business; (iii) the DragonQuest is damaged to the point of being inoperable; or (iv) the DragonQuest is sold and no outstanding payments are owed to us. As of June 30, 2010, amounts totaling approximately $5.4 million for construction services rendered by us on the DragonQuest are outstanding. As a result of the non-payment for construction services for the DragonQuest, we have stopped ordering equipment for the DragonQuest until the outstanding amounts are paid.

We are also party to a construction supervision agreement with an affiliate of F3 Capital for the Cobalt Explorer. In June 2009, construction activities on the Cobalt Explorer were suspended for one year. Negotiations are pending with F3 Capital to amend our respective performance obligations under the construction supervision agreement to correspond with the proposed deferred construction of the Cobalt Explorer. These negotiations include determining F3 Capital’s obligation to pay us approximately $3.0 million for construction services rendered by us in 2009, which has not been paid as of the date of this proxy statement. The management services agreement is also being reviewed in connection with our discussions with F3 Capital regarding the construction supervision services.

Termination Agreement with Mandarin

We previously held an option to purchase the DragonQuest. In November 2008, the option lapsed pursuant to its terms, and pursuant to its terms, we were obligated to pay a termination fee of $10.0 million to Mandarin. In settlement of our obligations under the option, we reached an agreement with Mandarin and issued 7,299,270 of our ordinary shares to F3 Capital in lieu of paying the termination fee in cash.

2009 Private Placement to F3 Capital

On January 9, 2009, we entered into a subscription agreement with F3 Capital. Pursuant to the terms of the subscription agreement, we issued and sold 5,517,241 ordinary shares to F3 Capital in consideration for $8.0 million. The proceeds of the offering were used to fund our portion of the collateral for a performance bond obligation for Mandarin in connection with a drilling contract and for general corporate purposes.

Consulting Agreement with John C.G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Pursuant to the terms of this agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets, and we pay Strand Energy a monthly consulting fee of €30,000 ($33,523 based on the average monthly exchange rate for May through December 2009). Additionally, under the terms of the consulting agreement, Mr. O’Leary received a signing payment of €180,000 ($255,510) and is entitled to participate in our benefit and executive compensation programs. Unless terminated earlier, this agreement will terminate on May 5, 2012. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other parties to the transaction. For more information, see “—Director and Consultant Compensation Paid to John C.G. O’Leary.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ordinary shares to file with the SEC reports regarding their ownership and changes in ownership of our ordinary shares. They are also required to provide us with copies of any forms they file. Based solely on our review of the reports furnished to us, we believe that during the year ended December 31, 2009, all reports filed by our directors and executive officers under Section 16(a) were made timely, except Messrs. Halkett, Bragg, Brantley, Smith, O’Leary and DeClaire who each filed one late Form 4 and Mr. Su who filed two late Form 4s.

Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of our ordinary shares may deliver only one copy of this proxy statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement, now or in the future, should submit their request to us by telephone at (281) 404-4700, or by submitting a written request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Shareholder Proposal Information

If you want to present a proposal from the floor at the 2011 Annual General Meeting or nominate a person for election to the Board of Directors at such meeting, you must give us written notice no later than                     , 2011 and follow the procedures outlined in our M&A. If the date of the 2011 Annual General Meeting of Shareholders is more or less than 30 days from                 , 2010, the date of the Meeting, your notice of a proposal will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting. Your notice should be sent to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. You may also request a copy of the provisions of our M&A governing the requirements for notice at the above address.

Other Matters

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement.

By Order of the Board of Directors,

Christopher G. DeClaire

Corporate Secretary

                    , 2010

ANNEX A

VANTAGE DRILLING COMPANY

AMENDED & RESTATED 2007 LONG-TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

Section 1.1 Purpose. The 2007 Long-Term Incentive Compensation Plan, originally established by Vantage Energy Services, Inc., a Delaware corporation, and subsequently adopted by Vantage Drilling Company (the “Company”) on June 12, 2008 is hereby amended and restated in its entirety effective                     , 2010 (the “Plan”). This Plan, as amended and restated, is not intended to modify any Awards outstanding on                     , 2010 in violation of Code Sections 424 or 409A. The purpose of the Plan is to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Share Appreciation Rights (“SARs”), Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan.

Section 1.2 Establishment. The Plan is effective June 12, 2008 for a period of ten years after June 12, 2008 (the Plan’s original effective date). The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled. The Plan is subject to approval by the Company’s shareholders in accordance with applicable law which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board. Pending such approval by the shareholders, Awards under the Plan may be granted, but no such Awards may be exercised or vested prior to receipt of shareholder approval. In the event shareholder approval of this amended and restated Plan is not obtained within the twelve-month period, all Awards granted shall be void and the Plan shall remain as in effect on the date immediately preceding                     , 2010.

Section 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 25,000,000 shares of the Company’s ordinary shares, par value $.001 per share (the “Ordinary Shares”); provided, however, that in no event will the number of shares available for issuance under the Plan exceed the number of the Company’s outstanding Ordinary Shares available for issuance at any time and 15,000,000 of the total number of such shares available under the Plan shall be available for Awards of Incentive Stock Options.

The maximum number of Ordinary Shares that may be issuable under Awards (including without limitation, SARs, Options, or Restricted Stock, Performance Units or a Performance Bonus) granted to any one individual during any twelve month period shall not exceed 10,000,000 Ordinary Shares (subject to adjustment in the manner as provided in Article X). In addition, the maximum amount of cash compensation that may be paid under Awards granted to any one individual during any twelve month period may not exceed $10,000,000. The limitations set forth in this Article are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

ARTICLE II

DEFINITIONS

Section 2.1 “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

Section 2.2 “Affiliated Entity” means any corporation, partnership, limited liability company or other form of legal entity in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company. Notwithstanding the foregoing, with respect to Nonqualified Stock Options or SARs, Awards shall be made in connection with an Affiliated Entity only if such Awards would constitute “recipient stock” within the meaning of Code Section 409A.

Section 2.3 “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Performance Unit SAR or Restricted Stock Award granted under the Plan to a Consultant or an Eligible Director by the Committee or Board, as applicable, pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee or Board, as applicable, may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Change of Control Event” means each of the following:

(i) Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

(ii) The merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

(iii) The sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Section 2.7 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

Section 2.8 “Committee” means the “Compensation Committee” as defined in Section 3.1.

Section 2.9 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.10 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

Section 2.11 “Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.

Section 2.12 “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

Section 2.13 “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

Section 2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.15 “Fair Market Value” means (A) during such time as the Ordinary Shares are registered under Section 12 of the Exchange Act, the closing price of the Ordinary Shares as reported by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if no sale of the Ordinary Shares shall have been made on any such stock exchange or automated quotation system that day, on the next preceding day on which there was a sale of such Ordinary Shares, or (B) during any such time as the Ordinary Shares are not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Ordinary Shares in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Ordinary Shares cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Committee considering all relevant information including, by example and not by limitation, the services of an independent appraiser, and to the extent applicable, in accordance with Code Section 409A.

Section 2.16 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.17 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

Section 2.18 “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase Ordinary Shares.

Section 2.19 “Ordinary Shares” means the ordinary shares, par value $.001 per share, of the Company, and after substitution, such other shares as shall be substituted therefore as provided in Article X.

Section 2.20 “Participant” means an Eligible Employee, a Consultant or an Eligible Director to whom an Award has been granted by the Committee under the Plan.

Section 2.21 “Performance Bonus” means the cash bonus which may be granted to Eligible Employees under Article IX of the Plan.

Section 2.22 “Performance Measures” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

1. the price of an Ordinary Share;

2. the Company’s earnings per share;

3. the safety performance of the Company or of any business unit of the Company designated by the Committee;

4. the Company’s regulatory compliance performance or of any business unit of the Company designated by the Committee;

5. the total shareholders’ return achieved by the Company;

6. the return on assets or investments;

7. debt to equity ratio;

8. the Company’s market share;

9. the market share of a business unit or financial reporting segment of the Company designated by the Committee;

10. the Company’s sales;

11. the sales of a business unit or assets of the Company or any Affiliate designated by the Committee;

12. the net income (before or after taxes) of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

13. the employee hiring or retention performance of the Company or any business unit designated by the Committee;

14. the cash flow return on investment, cash value added, and/or working cash flow of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

15. the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred shares, and/or amortization of the Company, any business unit or financial reporting segment of the Company designated by the Committee;

16. the economic or market value added;

17. the return on shareholders’ equity achieved by the Company;

18. the return on capital employed of the Company or any business unit or financial reporting segment of the Company designated by the Committee; or

19. levels of operating expense, maintenance expense or measures of customer satisfaction and service.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events as specified by the Committee in the Award, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company, a Subsidiary or any Affiliate, division, department or financial reporting segment thereof.

Section 2.24 “Performance Units” means those monetary units that may be granted to Eligible Employees, Consultants or Eligible Directors pursuant to Article VIII hereof.

Section 2.25 “Plan” means this Vantage Energy Services, Inc. Amended and Restated 2007 Long-Term Incentive Compensation Plan.

Section 2.26 “Restricted Stock Award” means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article VI of the Plan.

Section 2.27 “Retirement” means the termination of an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity on or after attaining age 65.

Section 2.28 “SAR” means a share appreciation right granted to an Eligible Employee, Consultant or Eligible Director under Article VII of the Plan.

Section 2.29 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

Section 3.1 Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Ordinary Shares are listed; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” under Section 162(m) of the Code, including without limitation the grant of Options or SARs to “covered employees” within the meaning of Code Section 162(m), shall be granted and administered by the Committee only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code and regulations pursuant thereto.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select Eligible Employees and Consultants to participate in the Plan.

(b) Determine the time or times when Awards will be made to Eligible Employees or Consultants.

(c) Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR, Performance Unit, or Performance Bonus, the number of Ordinary Shares or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

(d) Determine whether Awards will be granted singly or in combination.

(e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f) Determine whether and to what extent a Performance Bonus may be deferred, either automatically or at the election of the Participant or the Committee.

(g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

(h) Determine the terms of any Award subject to Code Section 409A or Code Section 457A and provide for the requirements related thereto in its sole discretion.

Section 3.2 Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, Performance Units, SARs or shares of Restricted Stock awarded to Eligible Directors selected for participation and shall have all of the authority of the Committee, as provided herein for administration and interpretation with respect to such Awards; however, the Board may delegate to the Committee the administration of the Awards made to Eligible Directors.

Section 3.3 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

Section 3.4 Section 162(m) Provisions. The Company intends for the Plan and the Awards made thereunder to qualify for the exception from Section 162(m) of the Code for performance based compensation. Accordingly, the Committee shall make determinations as to performance targets and interpret and apply all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code; provided, further however, the Committee in its sole discretion may grant that Awards that do not qualify as performance based compensation under Code Section 162(m).

ARTICLE IV

GRANT OF AWARDS

Section 4.1 Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a) Any Ordinary Shares related to Awards which terminate by expiration, forfeiture (including the forfeiture of Restricted Stock), cancellation or otherwise without the issuance of Ordinary Shares or are exchanged in the Committee’s discretion for Awards not involving Ordinary Shares or withheld for the payment of the purchase price or withheld for taxes, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.

(b) Ordinary Shares delivered by the Company in payment of an Award authorized under the Plan may be authorized and unissued Ordinary Shares, Ordinary Shares previously issued and outstanding and reacquired by the Company or Ordinary Shares held in the treasury of the Company.

(c) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(d) Separate certificates or a book-entry registration representing Ordinary Shares shall be delivered to a Participant upon the exercise of any Option.

(e) The Committee shall be prohibited from buying-out any Award for cash and from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(f) Eligible Directors may only be granted Nonqualified Stock Options, Restricted Stock Awards, SARs or Performance Units under this Plan.

(g) The maximum term of any Award shall be ten years.

ARTICLE V

STOCK OPTIONS

Section 5.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors and Consultants. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

Section 5.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Ordinary Shares on the Date of Grant.

(b) Form of Payment. The exercise price of an Option shall be paid in cash or by check, bank draft or money order payable to the order of the Company; provided however, the Committee at its discretion may permit payment (i) by delivering Ordinary Shares having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (ii) withholding Ordinary Shares to be purchased for the purchase price or (iii) a combination of the foregoing. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by written notice to the Secretary of the Company and, unless otherwise determined by the Committee, at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Committee. Every Ordinary Share acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d) Other Terms and Conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria or Performance Measures; and (vii) non-compete and protection of business matters.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and Subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any parent or Subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Ordinary Shares subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Application of Funds. The proceeds received by the Company from the sale of Ordinary Shares pursuant to Options will be used for general corporate purposes.

(g) Shareholder Rights. No Participant shall have a right as a shareholder with respect to any Ordinary Share subject to an Option prior to purchase of such Ordinary Shares by exercise of the Option.

ARTICLE VI

RESTRICTED STOCK AWARDS

Section 6.1 Grant of Restricted Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to Eligible Employees, Consultants or Eligible Directors. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award shall be subject to an Award Agreement setting forth the terms of such Restricted Stock Award and may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a share certificate or certificates.

Section 6.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a) Restriction Period. Restricted Stock Awards granted to an Eligible Employee shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period. Restricted Stock Awards granted to Consultants or Eligible Directors shall require the holder to provide continued services to the Company for a period of time. These employment and service requirements are collectively referred to as a “Restriction Period”. The Committee shall determine the Restriction Period or Periods which shall apply to the Ordinary Shares covered by each Restricted Stock Award or portion thereof. In addition to any other vesting or grant conditions determined by the Committee, the grant of or the vesting of Restricted Stock Awards may be subject to the achievement of specified performance criteria based upon the Company’s achievement of all or any of the Performance Measures, as may from time to time be established by the Board or the Committee, as the case may be. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the Ordinary Shares covered by the Restricted Stock Award or portion thereof. In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 11.5, the Committee may, in its discretion, accelerate the vesting of a Restricted Stock Award in the case of the death, Disability or Retirement of the Participant who is an Eligible Employee or resignation of a Participant who is a Consultants or an Eligible Director unless the Restricted Stock Award is intended to be performance based compensation under Code Section 162(m) and such acceleration would be prohibited under Code Section 162(m).

(b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Ordinary Shares represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any Ordinary Shares covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(c) Rights as Shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends.

ARTICLE VII

SHARE APPRECIATION RIGHTS

Section 7.1 Grant of SARs. The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a SAR to any Eligible Employee, Consultant or Eligible Director. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem Award is automatically terminated. SARs may also be granted as an independent Award separate from an Option. Each grant of a SAR shall be evidenced by an Award

Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of an Ordinary Share on the Date of Grant of the SAR.

Section 7.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of an Ordinary Share on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in Ordinary Shares.

Section 7.3 Restrictions. In the event a SAR is granted in tandem with an Incentive Stock Option, the Board shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of an Ordinary Share on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of an Ordinary Share on the date the SAR is granted.

ARTICLE VIII

PERFORMANCE UNITS

Section 8.1 Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees, Consultants and Eligible Directors. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

Section 8.2 Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a) Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b) Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year based upon one or more of the Performance Measures. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Ordinary Shares as determined in the sole discretion of the Committee as provided in the Award.

ARTICLE IX

PERFORMANCE BONUS

Section 9.1 Grant of Performance Bonus. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Committee will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Committee. The Committee shall select the applicable performance target(s) for each period in which a Performance Bonus is awarded. The performance target shall be based upon one ore more of the Performance Measures.

Section 9.2 Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Committee must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Committee’s written certification that the performance target(s) has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Ordinary Shares as determined in the sole discretion of the Board.

ARTICLE X

SHARE ADJUSTMENTS

In the event that the Ordinary Shares, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, share split, spin-off, combination of shares or otherwise), or if the number of such Ordinary Shares shall be increased through the payment of a share dividend, or a dividend on the Ordinary Shares, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Ordinary Shares, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding Ordinary Share shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis as determined by the Committee and to the extent applicable in accordance with the applicable provisions of Sections 424 and 409A of the Code; provided, however, in no such event will such adjustment result in a modification of any Incentive Stock Option as defined in Section 424(h) or a modification of a SAR or Nonqualified Stock Option that would violate Code Section 409A of the Code. In the event there shall be any other change in the number or kind of the outstanding Ordinary Shares, or any shares or other securities into which the Ordinary Shares shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination.

ARTICLE XI

GENERAL

Section 11.1 Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time provided, however, that it may not, without shareholder approval, adopt any amendment which would (i) increase the aggregate number of Ordinary Shares available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

Section 11.2 Termination of Employment; Termination of Service. If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, the Eligible Employee (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (i) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), and (ii) unless the Award Agreement provides otherwise, vested Nonqualified Stock Option during the remaining term of the Option. Unless an Award Agreement provides otherwise, if an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from such date of termination. In no event shall any Option be exercisable past the term of the Option. The Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Participant.

In the event a Consultant ceases to provide services to the Company or an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. Unless the Award Agreement provides otherwise, the Consultant or Eligible Director shall have a period of three years following the date he ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.

Section 11.3 Limited Transferability—Options. The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition, there may be no consideration for any such transfer. The Award Agreement pursuant to which such Nonqualified Stock Options are granted expressly provide for transferability in a manner consistent with this paragraph. Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 11.3. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 11.2 hereof the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 11.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 11.2 hereof. No transfer pursuant to this Section 11.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. With the exception of a transfer in compliance with the foregoing provisions of this Section 11.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution; however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

Section 11.4 Withholding Taxes. The Participant shall be required to make any payment under the Plan with respect to an Award, regardless of the form of such payment, and pay the amount of all applicable income and employment taxes required by law to be withheld with respect to such Award prior to and as a condition of the Company making the payment of an Award. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of Ordinary Shares having a Fair Market Value on the date of payment equal to the amount of the minimum required withholding taxes or (ii) delivering to the Company previously owned Ordinary Shares having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Board.

Section 11.5 Change of Control Event. Notwithstanding any other provision in this Plan or Award Agreement to the contrary, in the event of a Change of Control Event, the Committee shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an Award. Upon a Change of Control Event, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, SARs or other Awards settled in Ordinary Shares held by such Participants as of a date, before or after such Change of Control Event, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay

(or cause to be paid) to each such Participant an amount of cash (or fair cash equivalent if a portion of the consideration is other than cash) per share equal to the excess, if any, of the amount of the Change in Control value (as determined by the Committee) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of Ordinary Shares covered by such Awards shall be adjusted (in accordance with Code Section 409A or Code Section 424, if applicable) so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

Section 11.6 Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments (other than any amendment required by Code Section 409A or Code Section 457A or pursuant to Article X or Section 11.5) which are adverse to the Participant shall require the Participant’s consent.

Section 11.7 Registration; Regulatory Approval. Following approval of the Plan by the shareholders of the Company as provided in Section 1.2 of the Plan, the Board, in its sole discretion, may determine to file with the Securities and Exchange Commission and keep continuously effective, a Registration Statement on Form S-8 with respect to Ordinary Shares subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue Ordinary Shares under this Plan prior to the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable.

Section 11.8 Right to Continued Employment or Services. Participation in the Plan shall not give any Eligible Employee, Consultant or Eligible Director any right to remain in the employ of or provide services to the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee or the services of a Consultant at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

Section 11.9 Reliance on Reports. Each member of the Board and each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company, its Subsidiaries and Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board or Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

Section 11.10 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 11.11 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

Section 11.12 Other Laws. The Board or Committee may refuse to issue or transfer any Ordinary Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

Section 11.13 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

Section 11.14 Conformance to Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued. To the extent that any Award is deferred compensation subject to Code Section 409A, as determined by the Committee, the Award Agreement shall comply with the requirements of Code Section 409A in a manner as determined by the Committee in its sole discretion including, without limitation, using applicable definitions from Code Section 409A, such as a more restrictive definition of Change of Control Event to comply with Code Section 409A to the extent that it is more restrictive than as defined in the Plan, using the more restrictive definition of Disability as provided in Code Section 409A and specifying a time and form of payment schedule. In addition if any Award constitutes deferred compensation under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following requirements, if and to the extent required to comply with Code Section 409A, and as determined by the Committee and specified in the Award Agreement:

(a) Payments under the Section 409A Plan may not be made earlier than (i) the Participant’s separation from service, (ii) the date of the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time (or pursuant to a fixed schedule) specified in the Award Notice at the date of the deferral of such compensation, (v) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (vi) the occurrence of an unforeseeable emergency;

(b) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable treasury regulations or other applicable guidance issued by the Internal Revenue Service;

(c) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(d) In the case of any Participant who is specified employee, a distribution on account of a separation from service may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms “separation from service” and “specified employee”, all shall be defined in the same manner as those terms are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award as determined by the Committee.

If an Award is subject to Code Section 409A, as determined by the Committee, the Committee may amend any Award to comply with Code Section 409A without a Participant’s consent even if such amendment would have an adverse affect on a Participant’s Award. With respect to an Award that is subject to Code Section 409A, the Board may amend the Plan as it deems necessary to comply with Section 409A and no Participant consent shall be required even if such an amendment would have an adverse effect on a Participant’s Award.

VANTAGE DRILLING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF VANTAGE DRILLING COMPANY

EXTRAORDINARY GENERAL MEETING IN LIEU OF ANNUAL GENERAL MEETING OF THE COMPANY

                         , 2010

The shareholder(s) hereby appoint(s) Paul A. Bragg, Douglas G. Smith and Chris Celano or each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Vantage Drilling Company that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company to be held at 10:00 a.m., Singapore Time on                          , 2010 at                                                                              , and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR ” PROPOSALS 1 THROUGH 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

The signer(s) hereby acknowledge(s) receipt of the Notice of the Extraordinary General Meeting in Lieu of Annual General Meeting of the Shareholders and accompanying proxy statement.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and proxy card are available at www.vantagedrilling.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

For address changes and/or comments, please write them below

Please indicate if you plan to attend this meeting	☐ Yes	☐ No

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VANTAGE DRILLING COMPANY

The Board of Directors recommend a vote FOR election of each of the nominees for election to the board of directors and proposals 1, 3, 4, 5 and 6.

Vote on Proposals

1.	Proposal to approve an ordinary resolution to issue ordinary shares upon conversion of a promissory note issued to F3 Capital.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Proposal to ratify and elect directors

	For	Against	Abstain		For	Against	Abstain
Paul A. Bragg	☐	☐	☐	Hsin-Chi Su	☐	☐	☐
Jorge E. Estrada	☐	☐	☐	Steinar Thomassen	☐	☐	☐

Robert F. Grantham	☐	☐	☐	Ong Tian Khiam	☐	☐	☐

Marcelo D. Guiscardo	☐	☐	☐	Koichiro Esaka	☐	☐	☐

John C. G. O’Leary	☐	☐	☐

3.	Proposal to approve an ordinary resolution to increase the Company’s ordinary share capital.

4.	Proposal to approve an ordinary resolution to amend and restate the Company’s 2007 Long-Term Incentive Compensation Plan (the “Plan”) to, among other things, increase the number of ordinary shares authorized for issuance under the Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to approve an ordinary resolution to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Proposal to transact such other business as may properly come before the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 through 6. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Signature	Date	Signature	Date

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)